Exhibit 4.38

LEASE

Between

LISGAR DEVELOPMENT LIMITED.

and

ehave INC.

table of contents

ARTICLE 1.00 - DEFINITIONS		- 2 -

1.1	Defined Terms	- 2 -
1.2	Schedules	- 7 -
1.3	Agreement to Act Reasonably	- 7 -
1.4	Delegation of Authority	- 7 -

ARTICLE 2.00 – PREMISES		- 7 -

2.1	Premises	- 7 -
2.2	Use of Common Areas	- 8 -
2.3	Examination and Acceptance	- 8 -
2.4	Measurement of Areas	- 8 -
2.5	Landlord’s Work	- 8 -
2.6	Tenant’s Work	- 9 -

ARTICLE 3.00 – TERM		- 10 -

3.1	Term	- 10 -
3.2	Surrender	- 10 -
3.3	Fixturing Period	- 10 -
3.4	Occupancy	- 10 -
3.5	Overholding	- 10 -

ARTICLE 4.00 – RENT		- 11 -

4.1	Minimum Rent	- 11 -
4.2	Accrual and Adjustments of Rent	- 11 -
4.3	Additional Rent Treated as Minimum Rent	- 11 -
4.4	Currency and Place of Payment	- 11 -
4.5	Rental Arrears	- 11 -
4.6	Deposit	- 12 -
4.7	Net Lease	- 12 -
4.8	Landlord’s Option	- 13 -
4.9	Payments	- 13 -
4.10	Rent to be Paid without Set-Off	- 13 -
4.11	Payment for Special Services by Tenant	- 13 -

ARTICLE 5.00 - OPERATING COSTS		- 13 -

5.1	Tenant to Bear Proportionate Share of Operating Costs	- 13 -
5.2	Payment of Tenant’s Proportionate Share	- 16 -
5.3	Reallocation of Operating Costs	- 17 -

ARTICLE 6.00 - TAXES		- 17 -

6.1	Business Taxes of Tenant	- 17 -
6.2	Real Property Taxes	- 17 -
6.3	Alternate Methods of Taxation	- 18 -
6.4	Pro-Rata Adjustment	- 18 -
6.5	Appeal of Real Property Tax Assessment	- 18 -
6.6	Payment of HST	- 19 -

ARTICLE 7.00 – UTILITIES		- 19 -

7.1	Utilities	- 19 -
7.2	Meters	- 19 -

ARTICLE 8.00 - CONTROL OF BUILDING		- 19 -

8.1	Control of the Development	- 19 -
8.2	Parking	- 20 -
8.3	Right to Relocate	- 21 -
8.4	Lighting Systems	- 21 -
8.5	Heating. Ventilating and Air-Conditioning	- 21 -
8.6	Janitorial Services and Waste Disposal	- 22 -
8.7	Washrooms	- 22 -
8.8	Elevator Service	- 22 -
8.9	Building Security	- 22 -
8.10	Directory Board	- 22 -

ARTICLE 9.00 - MAINTENANCE AND REPAIRS		- 22 -

9.1	Tenant’s and Landlord’s Repairs	- 22 -
9.2	Repair on Notice	- 23 -
9.3	Landlord’s Right to Enter	- 24 -
9.4	Alterations or Improvements	- 24 -
9.5	Notify Landlord	- 26 -
9.6	Maintenance of the Premises	- 26 -
9.7	Loading and Unloading	- 27 -
9.8	Glass	- 27 -
9.9	Pest Extermination	- 27 -
9.10	Tenant Not to Overload	- 27 -
9.11	Protection of Equipment	- 27 -
9.12	Excavation	- 27 -

ARTICLE 10.00 - USE OF PREMISES		- 27 -

10.1	Use of Premises	- 27 -
10.2	Conduct of Business	- 27 -
10.3	Observance of Law	- 28 -
10.4	Window Coverings	- 28 -
10.5	Rules and Regulations	- 28 -
10.6	Energy Conservation	- 29 -
10.7	Name of Building	- 29 -
10.8	Exhibiting Premises	- 29 -
10.9	Access	- 29 -
10.10	Telecommunications	- 29 -
10.11	Health Emergency	- 30 -

ARTICLE 11.00 - ENVIRONMENTAL MATTERS		- 30 -

11.1	Hazardous Substances	- 30 -
11.2	Inspection Right	- 31 -
11.3	Survival of Obligations	- 31 -

ARTICLE 12.00 - INSURANCE AND INDEMNIFICATION		- 32 -

12.1	Tenant’s Insurance	- 32 -
12.2	Adverse Impact on Insurance	- 33 -
12.3	Landlord’s Insurance	- 34 -
12.4	Limitation of the Landlord’s Liability	- 34 -
12.5	Indemnification of Landlord	- 35 -
12.6	Employees	- 36 -

ARTICLE 13.00 - ASSIGNING AND SUBLETTING		- 36 -

13.1	Consent Required	- 36 -
13.2	Factors for Consent	- 36 -
13.3	Transfers	- 36 -
13.4	Corporate Ownership	- 38 -
13.5	No Advertising of the Premises	- 39 -
13.6	Assignment by Landlord	- 39 -

ARTICLE 14.00 - CONSTRUCTION AND OTHER LIENS		- 39 -

14.1	Discharge Of Liens	- 39 -

ARTICLE 15.00 - FIXTURES AND SIGNS		- 39 -

15.1	Removal and Restoration by Tenant	- 39 -
15.2	Tenant’s Signs	- 40 -
15.3	Landlord’s Signs	- 40 -

ARTICLE 16.00 - STATUS STATEMENT, ATTORNMENT AND SUBORDINATION		- 41 -

16.1	Status Statement	- 41 -
16.2	Attornment	- 41 -
16.3	Lease Subordination	- 41 -
16.4	Non-Disturbance Agreement	- 41 -
16.5	Power of Attorney	- 41 -
16.6	Financial and Other Information	- 41 -

 ii

ARTICLE 17.00 - DAMAGE, DESTRUCTION OR EXPROPRIATION		- 42 -

17.1	Destruction	- 42 -
17.2	Expropriation	- 43 -

ARTICLE 18.00 - LANDLORD’S COVENANTS		- 43 -

18.1	Quiet Enjoyment	- 43 -

ARTICLE 19.00 - DEFAULT		- 43 -

19.1	Default	- 43 -
19.2	Legal Expenses	- 44 -
19.3	Rights Cumulative	- 45 -
19.4	Acceptance of Rent - Non-Waiver	- 45 -
19.5	No Waiver	- 45 -
19.6	Accord and Satisfaction	- 45 -
19.7	Distress	- 45 -
19.8	Right to Perform	- 46 -
19.9	Repayment by the Tenant	- 46 -

ARTICLE 20.00 – GENERAL		- 47 -

20.1	Lease Entire Agreement	- 47 -
20.2	Impossibility of Performance	- 47 -
20.3	Notice	- 48 -
20.4	Registration	- 48 -
20.5	Interest in Lands	- 48 -
20.6	Applicable Law	- 49 -
20.7	Interpretation	- 49 -
20.8	Gender and Number	- 49 -
20.9	Partial Invalidity	- 49 -
20.10	Compliance with the Planning Act	- 49 -
20.11	Indemnification	- 50 -
20.12	Survival of Obligations	- 50 -
20.13	No Option	- 50 -
20.14	References to Statutes	- 50 -
20.15	Approval in Writing	- 50 -
20.16	Time	- 50 -
20.17	No Adverse Presumption	- 50 -
20.18	Successors	- 50 -

Schedule A	-	Legal Description of the Lands
Schedule B	-	Diagram of the Building
Schedule C	-	Landlord’s Work
Schedule D	-	Tenant’s Work
Schedule E	-	Rules and Regulations
Schedule F	-	Indemnification Agreement- Intentionally Deleted
Schedule G	-	Insurance Certificate
Schedule H	-	Authorization- Intentionally Deleted
Schedule I	-	Special Provisions

 iii

OFFICE LEASE

THIS LEASE made as of April 6th, 2018.

BETWEEN :

Lisgar Development Limited

(the “Landlord”)

- and -

Ehave Inc.

(the “Tenant”)

The parties covenant and agree as follows:

BASIC PROVISIONS

The following are certain basic terms and provisions of this Lease (the “Basic Provisions”), which Basic Provisions form part of this Lease and are in certain instances referred to in subsequent sections of this Lease. Any conflict or inconsistency between the Basic Provisions and the other provisions of this Lease shall be resolved in favour of such other provisions.

Address of the Lands:	277 Lakeshore Road East, Oakville, Ontario

Suite Number of the Premises:

204, located on the second (2nd) floor of the Building.

The Tenant currently occupies suite 203 and wishes to relocate to suite 204. The Landlord agrees to designate suite 204 as suite 203 so that the Tenant may retain their suite number.

Rentable Area of the Premises	1,636 square feet.

Term:	Two (2) Years, subject to extension in accordance with paragraph 3 on Schedule I;

Commencement Date:	May 1st, 2018

Surrender Date:	The day preceding the 2nd anniversary of the Commencement Date, subject to extension in accordance with paragraph 3 on Schedule I;

Early Occupancy:	Provided the Tenant has executed the Lease, should the Tenant wish to occupy all or part of the Premises for its business operations prior to Commencement Date, and so long as the Tenant does not interfere with the Landlord’s ability to complete any leasehold improvements in the Premises, then the Tenant shall be so permitted, provided that the Tenant shall be governed by all applicable terms of the Lease as if the Lease were in full force and effect save and except that no Net Rent or Additional Rent will be payable.

Period of the Term	Annual Minimum Rent	Monthly Minimum Rent	Rent Per Square Foot
Years 1 & 2	$24,131.00	$2,010.92	$14.75

Deposit:

The Tenant shall top up the balance ($3,955.00) of their current Deposit on suite 203 by $550.00 to equal $4,505.00, to be applied towards the last month’s rent of the Term, with any remainder to be held as security and returned to the Tenant upon final inspection of the space.

The Landlord may also use the Deposit in accordance with section 4.6.

Permitted Uses:	The Premises may only be used for the purpose of a general business offices.

Right to Extend Term:	The Tenant may extend the Term for a further period of five (5) years in accordance with the provisions of paragraph 3 on Schedule I.

ARTICLE 1.00 - DEFINITIONS

1.1	Defined Terms

In this Lease, unless there is something in the subject matter or context inconsistent therewith, the following words and terms, which may be used in the singular or the plural, have the respective meanings given them as follows:

“Act” means the Commercial Tenancies Act (Ontario);

“Additional Rent” means all sums of money or charges required to be paid by the Tenant under this Lease in addition to Minimum Rent whether or not designated “Additional Rent” and whether payable to the Landlord or to third parties;

“Affiliate” means a holding body corporate, affiliate or subsidiary, as those terms are defined in the Business Corporations Act (Ontario) of the relevant Person;

“Alterations” means any repairs, replacements, alterations, decorations or improvements to any part of the Premises, including, without limitation, any Tenant’s Work;

“Authority” means any federal, provincial or municipal department, board, agency or other authority (including, without limitation, suppliers of public utilities) having or claiming jurisdiction over the Landlord, the Tenant, the Development or the performance of any work on or use of the Development;

“Basic Provisions” means those provisions set out under the heading “Basic Provisions” and which precede Article 1.00;

“BOMA means the Standard Method for Measuring Floor Area in Office Buildings - American National Standard, as approved June 7, 1996 and known as BOMA Z65.1-1996;

“Building” means the building located on the Lands, together with all fixtures (excluding tenant’s trade fixtures), improvements, heating, ventilation, air conditioning, electrical, mechanical, sprinkler and plumbing systems and facilities located in, on or serving such building, and all alterations, additions and replacements thereto;

“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday observed in Ontario;

“Business Taxes” means all taxes, rates, duties, fees and assessments and other charges of every nature and kind that may be levied, rated, charged or assessed against or in respect of:

(a)	all improvements, equipment and facilities of the Tenant on or in the Premises or any part or parts thereof; and

(b)	any and every business carried on or in the Premises or in respect of the use or occupancy thereof by the Tenant or any Transferee,

by any lawful Authority, and any and all taxes which may in future be levied in lieu of any of the foregoing, whether foreseen or unforeseen;

“Capital Tax” means an amount imputed by the Landlord to the Development in respect of taxes, rates, duties and assessments presently or hereafter levied, rated, charged or assessed from time to time upon the Landlord and payable by the Landlord (or by any corporation on behalf of the Landlord) on account of its or their capital. Capital Tax shall be imputed based on the amount allocated by the Landlord, acting reasonably, to the Development. Capital Tax also means the amount of any capital or place of business tax levied by any government or other applicable taxing authority against the Landlord with respect to the Development whether known as Capital Tax or by any other name;

“Carbon Tax” means the aggregate of all taxes, rates, duties, levies, fees, charges and assessments whatsoever, imposed, assessed, levied, confirmed, rated or charged against or in respect of the associated Greenhouse Gas emissions from the consumption in or at the Building of electricity, or of natural gas, propane or any other fossil fuel used to produce energy (such as heat, light or electricity) for the Building or any part of it or levied in lieu thereof, and levied against the Landlord or the Building by any Authority;

“Claims” means claims, losses, damages (direct, indirect, consequential or otherwise), suits, judgments, causes of action, legal proceedings, executions, demands, penalties or other sanctions of every nature and kind whatsoever, whether accrued, actual, contingent or otherwise and any and all costs arising in connection therewith, including, without limitation, legal fees and disbursements on a solicitor and his own client basis (including, without limitation, all such legal fees and disbursements in connection with any and all appeals);

“Commencement Date” means the date described as such in the Basic Provisions;

“Common Areas” means those areas, facilities, improvements, installations, systems and equipment which, from time to time form part of the Development and are not designated or intended by the Landlord to be leased to tenants, or which serve or benefit the Development, regardless of location, and are designated from time to time by the Landlord as part of the Common Areas. Without limiting the generality of the foregoing, the Common Areas shall include the roof, exterior wall assemblies, windows and doors; exterior and interior structural elements, columns and bearing walls, structural floors, foundations and footings and architectural details; the plumbing, electrical, heating, ventilating, air-conditioning and other base Building systems; atriums and their enclosing walls including, without limitation, the windows and glass portions thereof; janitor, mail, telephone, mechanical and electrical rooms; stairways, escalators, elevators and corridors; access roads, truckways, receiving and shipping areas, driveways, ramps, parking facilities and loading docks; sidewalks, walkways and landscaped areas; tenant common and public washrooms; music, fire prevention, security and communication systems; general signage, pylon or monument signs;

“CPI means the Consumer Price Index, for all items, published by Statistics Canada (or by any successor thereof or by any other agency designated by the Landlord) for Toronto, or if not published for Toronto, for Ontario, or if not published for Toronto and Ontario, for Canada (or any index published in substitution for the Consumer Price Index or any other replacement index reasonably designated by the Landlord if it is no longer published). In the case of any required substitution, the Landlord shall be entitled to make all necessary conversions for comparison purposes;

“Deposit” means the amount, if any, set out opposite the heading “Deposit” in the Basic Provisions,;

“Development” means the Building, the Common Areas and the Lands, being known by such name as may be designated by the Landlord from time to time in its sole and absolute discretion;

“Environmental Laws” means all Laws regulating, relating to or imposing liability or a standard of conduct concerning the natural or human environment (including air, land, surface water, groundwater, waste, real and personal property, moveable and immoveable property, sustainability, building operations, recycling or resource consumption), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, clean-up, elimination and treatment of a substance, hazardous or otherwise;

“Event of Default” means any of the following events:

(a)	the Tenant fails to pay any Rent on the date due under this Lease and such failure continues for 5 Business Days after written notice from the Landlord;

(b)	the Tenant fails to observe or perform any of the Tenant’s Covenants (other than the payment of Rent) and:

(i)	fails to remedy such breach within 10 days (or such shorter period as may be provided in this Lease) following the Tenant’s receipt of written notice from the Landlord respecting such breach (in this paragraph (b), the “Rectification Period”); or

(ii)	if such breach cannot be reasonably remedied within the Rectification Period, the Tenant fails to commence to remedy such breach within the Rectification Period or thereafter fails to proceed diligently to remedy such breach;

(c)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors (including, without limitation, electing to terminate or disclaim this Lease in connection with a proposal made by the Tenant under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangements Act (Canada) or any other statute allowing the Tenant to terminate or disclaim this Lease);

(d)	a receiver or a receiver and manager is appointed for all or a portion of the Tenant’s property;

(e)	any steps are taken or any actions or proceedings are instituted by the Tenant or by any other party including without limitation any court or Authority having jurisdiction for the dissolution, winding up or liquidation of the Tenant or its assets;

(f)	the Tenant makes a sale in bulk of all or a substantial portion of its assets other than in conjunction with a Transfer or Permitted Transfer done in accordance with the terms of this Lease;

(g)	this Lease or any of the Tenant’s assets are taken under a writ of execution;

(h)	the Tenant effects a Transfer or a Permitted Transfer not done in accordance with the terms of this Lease;

(i)	the Premises become vacant or unoccupied for a period of 10 consecutive days or more without the consent of the Landlord or the Tenant abandons or attempts to abandon the Premises or disposes of its goods so that there would not after such disposal be sufficient goods of the Tenant on the Premises subject to distress to satisfy Rent for at least 3 months;

(j)	any insurance policies covering any part of the Development or any occupant thereof are actually or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises;

(k)	the Tenant advises the Landlord that it does not intend to continue operating its business in the Premises; or

(l)	an Event of Default as defined in this paragraph occurs with respect to any lease or agreement under which the Tenant occupies other premises, if any, in the Building.

For clarity, the Landlord shall not be required to give the Tenant any notice in respect of the events described in paragraphs (c) to (l) of this definition, an Event of Default arising immediately upon the occurrence of such an event;

“Expert” means any architect, engineer, land surveyor, chartered accountant or other professional consultant, in any case, appointed by the Landlord and, in the reasonable opinion of the Landlord, qualified to perform the specific function for which such Person was appointed;

“Health Emergency” means a situation, either real or perceived, in which the Landlord determines, based on what it believes to be reliable advice (including, without limitation, advice from a medical professional or a directive, bulletin, notice or other form of communication from a public health official), that individuals are or may be exposed in or at the Building to imminent danger from any disease, virus or other biological or physical agent which may, in any way, be detrimental to human health (including, without limitation, SARS and avian flu (H5N1) or any variant thereof);

“Fixturing Period” means the period of time, if any, specified as such in the Basic Provisions;

“Force Majeure” has the meaning given that term in section 20.2;

“GTA” means the City of Toronto and the Regional Municipalities of Durham, Halton, Peel and York;

“Hazardous Substance” means:

(a)	any solid, liquid, gaseous or radioactive substance (including radiation) which, when it enters into a Building, exists in a Building or is present in the water supplied to a Building, or when it is released into the environment from a Building or any part thereof or is entrained from one building to another building, or into the water or the natural environment, is likely to cause, at any time, material harm or degradation to any other property or any part thereof, or to the natural environmental or material risk to human health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, lead paint, polychlorinated biphenyls, fungal contaminants (including, without limitation, and by way of example, stachybotrys chartarum and other moulds), mercury and its compounds, dioxans and furans, chlordane, chlorofluorocarbons, hydro-chlorofluorocarbons, volatile organic compounds, urea formaldehyde foam insulation, radon gas, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic or noxious substances or related materials, petroleum and petroleum products;

(b)	any substance declared to be hazardous or toxic under any Environmental Laws or that does not meet any prescribed standard or criteria made under any present or future Environmental Laws; and

(c)	any substance, sound, vibration, ray, heat, radiation or odour of which the use, presence in the environment or release into the environment is prohibited, regulated, controlled or licenced under Environmental Laws;

“HST” means the goods and services tax imposed under the Excise Tax Act (Canada), and all other goods and services taxes, business transfer taxes, value-added or transaction taxes, sales taxes, harmonized sales taxes, multi-stage sales taxes, use or consumption taxes or any other taxes on the Landlord with respect to the Rent and any other amounts payable by the Tenant to the Landlord under this Lease which may at any time be imposed by an Authority on or in respect of rental or real property, whether characterized as a goods and services tax, sales tax, value-added tax or otherwise;

“Indemnifier” means the Person named as such in the Basic Provisions and who has executed or agreed to execute the Indemnification Agreement attached as Schedule F, or who otherwise guarantees the Tenant’s obligations under this Lease, if applicable;

“Injury” means, without limitation, bodily injury, personal injury, personal discomfort, mental anguish, shock, sickness, disease, death, false arrest, detention or imprisonment, malicious prosecution, libel, slander, defamation of character, invasion of privacy, wrongful entry or eviction and discrimination, or any of them, as the case may be;

“Insured Damage” means that part of any damage occurring to the Premises for which the cost of the repair (less any deductible) is actually recovered by the Landlord under insurance policies required to be carried by the Landlord pursuant to sections 12.3(a)(i) and 12.3(a)(ii), or which would have been recovered had the Landlord taken out such insurance. For clarity, no damage occurring to the any portion of the Premises to be insured by the Tenant pursuant to its obligations in this Lease (including, without limitation, the Leasehold Improvements) shall be considered Insured Damage;

“Landlord’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Landlord to be observed and performed;

“Landlord’s Employees” means the Landlord’s directors, officers, employees, servants, agents and those for whom the Landlord is responsible at law;

“Landlord’s Work” means the work, if any, required to be performed by the Landlord as set out in Schedule C;

“Lands” means the lands described in Schedule A and which have the municipal address set out in the Basic Provisions;

“Laws” means all laws, statutes, ordinances, regulations, by-laws, directions, orders, rules, requirements, directions and guidelines of all Authorities;

“Lease” means this document and the Schedules attached to it as originally signed and delivered or as amended from time to time;

“Leasehold Improvements” means all items in or serving the Premises and considered at common law as being a leasehold improvement, including, without limitation, all fixtures, improvements, installations, alterations and Alterations from time to time made, erected or installed (whether prior to or following the execution of this Lease) by or on behalf of the Landlord, the Tenant or any previous tenant or occupant of the Premises in, on or which serve the Premises, whether or not easily disconnected or movable and includes all the following, whether or not any of the same are in fact the Tenant’s trade fixtures: doors, partitions and hardware; internal walls; windows; cabling of every nature and kind; lockers; mechanical, electrical and utility installations designed solely to serve the Premises; carpeting, drapes, other floor and window coverings and drapery hardware; heating, ventilating, air conditioning and humidity control equipment; lighting fixtures; built in furniture and furnishings; counters in any way connected to the Premises or to any utility services located therein; and, all items which cannot be removed without damage to the Premises. Leasehold Improvements do not, however, include the Tenant’s trade fixtures (except as otherwise noted above in this definition), free standing furniture and equipment not in any way connected to the Premises or to any utility systems located therein (other than by merely plugging same into the electrical system serving the Premises);

“Lease Year” means a period of 12 months commencing on the first day of January in each year except that:

(a)	the first Lease Year begins on the Commencement Date and ends on the last day of the calendar year in which the Commencement Date occurs; and

(b)	the last Lease Year of the Term begins on the first day of the calendar year during which the last day of the Term occurs and ends on the last day of the Term,

but the Landlord may, from time to time, by written notice to the Tenant specify an annual date upon which each subsequent Lease Year is to commence, in which event the Lease Year which would otherwise be current when such annual date first occurs shall terminate on such date and appropriate adjustments of Rent resulting from any Lease Year being shorter or longer shall be made;

“Minimum Rent” means the annual rent payable by the Tenant under section 4.1;

“Mortgage” means any mortgage, charge or security instrument (including a deed of trust and mortgage securing bonds and all indentures supplemental thereto) which may now or hereafter affect the Development;

“Mortgagee” means the mortgagee, chargee, secured party or trustee for bond-holders, as the case may be, named in a Mortgage;

“Normal Business Hours” means the hours from 8:00 a.m. to 6:00 p.m. on Business Days;

“Operating Costs” has the meaning given it in section 5.1;

“Permitted Transfer” has the meaning given that term in section 13.1 (b);

“Permitted Transferee” has the meaning given that term in section 13.1(b);

“Permitted Uses” means the uses which may be made of the Premises by the Tenant and any Transferee and which are set out opposite the heading “Permitted Uses” in the Basic Provisions;

“Person” means an individual, a corporation, a limited partnership, a general partnership, a trust, a joint stock company, a joint venture, an association, a syndicate, a bank, a trust company, an Authority and any other legal and business entity;

“Premises” means the premises demised by the Landlord to the Tenant for the Tenant’s exclusive possession as described in section 2.1;

“Prime Rate means the rate of interest per annum established and quoted from time to time by such Canadian Chartered Bank designated from time to time by the Landlord as its reference rate of interest for the determination of interest rates that it charges customers of varying degrees of credit-worthiness for Canadian dollar loans made by it in Toronto, Ontario;

“Proportionate Share” means a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building;

“Real Property Taxes” means:

(a)	all real property taxes, including local improvement rates, levies, commercial concentration levies, rates, duties and assessments whether general or special, ordinary or extraordinary, foreseen or unforeseen, which may be levied or assessed by any lawful Authority against the Development of any part of it and any taxes or other amounts which are imposed instead of, or in addition to, any of the foregoing (whether of the foregoing character or not or whether in existence at the date that this Lease was executed);

(b)	all costs and expenses incurred by or on behalf of the Landlord for consulting, appraisal, legal and other professional fees and expenses to the extent they are incurred in an attempt to minimize or reduce the amounts described in paragraph (a); and

(c)	any and all penalties, late payment or interest charges imposed by any relevant taxing Authority as a result of the Tenant’s late payment of any of the amounts described in paragraph (a) of this definition or any instalments thereof, as the case may be;

“Rent” means all Minimum Rent and Additional Rent payable by the Tenant pursuant to this Lease;

“Rentable Area” has the meaning given that term by BOMA;

“Schedules” means the schedules attached to this Lease and which are more particularly described in section 1.2;

“Special Services” means items, materials or services provided by the Landlord or its agents for the Tenant or its Transferees in respect of the Premises or the Building, at the specific request of the Tenant or its Transferees or for any other reason so provided and whether or not the cost thereof would otherwise be included in Operating Costs, to the extent supplied or provided for the Tenant or its Transferees in excess of that supplied or provided for tenants generally (or those tenants who share the cost of same) as may be determined by the Landlord acting reasonably or as the Landlord may designate from time to time including, without limitation, hydro, heating, ventilating and air-conditioning provided beyond Normal Business Hours, replacement of tubes, bulbs and ballasts, special janitorial or cleaning services, supervision, repairs, locksmithing and hoisting. For greater clarity and with respect to the Tenant’s use of the Premises beyond Normal Business Hours, the Landlord is limited to charging the Tenant for additional and reasonable out-of-pocket expenses incurred by the Landlord as a direct result of the Tenant’s request for access beyond Normal Business Hours. Save for the reimbursement of Landlord’s direct out-of-pocket expenses, there shall be no charge for after-hours use of the Building’s HVAC system in order to maintain reasonable conditions in the Premises outside Normal Business Hours;

“Surrender Date” means the date described as such in the Basic Provisions;

“Tenant’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Tenant to be observed and performed;

“Tenant’s Employees” means the Tenant’s directors, officers, employees, servants, agents and those for whom the Tenant is responsible at law;

“Tenant’s Work” means the work, if any, to be performed by the Tenant as set out in Schedule D;

“Term” means the term of this Lease as set out in section 3.1 and any Extended Term;

“Transfer” means any of:

(a)	an assignment of this Lease by the Tenant in whole or in part;

(b)	any arrangement, written or oral, whether by sublease, licence or otherwise, whereby rights to use space within the Premises are granted to any Person (other than the Tenant) from time to time, which rights of occupancy are derived through or under the interest of the Tenant under this Lease; and

(c)	a mortgage or other encumbrance of this Lease or of all or any part of the Premises, or any interest therein; and

“Transferee” means the assignee, subtenant, licensee or other Person allowed by the Tenant to use the Premises and named in a Transfer.

Certain terms which have been defined within specific sections of this Lease for use solely within those sections, or the Article within which such section is located, are not referred to above.

1.2	Schedules

The Schedules to this Lease are as follows:

Schedule A	-	Legal Description of the Lands
Schedule B	-	Diagram of the Premises
Schedule C	-	Landlord’s Work
Schedule D	-	Tenant’s Work
Schedule E	-	Rules and Regulations
Schedule F	-	Indemnification Agreement(Not Applicable)
Schedule G	-	Insurance Certificate
Schedule H	-	Authorization
Schedule I	-	Special Provisions

The Schedules are incorporated into and form an integral part of this Lease.

1.3	Agreement to Act Reasonably

Whenever a party (the “Deciding Party”) is making a determination (including, without limitation, a determination of whether or not to provide its consent or approval where the Deciding Party’s consent or approval is required and whether or not reference is made to the Deciding Party making such determination in its sole discretion, or words of similar intent), designation, calculation, estimate, conversion or allocation under this Lease (collectively, a “Decision”), the Deciding Party shall (unless this Lease specifically provides to the contrary) act reasonably and shall not unreasonably delay its decision on whether or not to give its consent. If the Deciding Party decides that it will not provide its consent or approval when requested to do so, it shall provide the party requesting such consent or approval (the “Requesting Party”) with the reasons for its refusal at the same time as it advises the Requesting Party that it refuses to provide its consent or approval. Even though specific sections of this Lease may specifically require a party to act reasonably or not act unreasonably (or words of similar intent) in making a Decision, the absence of such a specific requirement in other sections of this Lease requiring a party to make a Decision will not negate the provisions of this section or be interpreted as though the provisions of this section do not apply to the making of such Decision.

1.4	Delegation of Authority

The Landlord’s property manager, and such other persons as may be authorized by the Landlord from time to time, may act on behalf of the Landlord in connection with any matter contemplated by this Lease, including, without limitation, the giving of notices to the Tenant.

ARTICLE 2.00 - PREMISES

2.1	Premises

The Landlord hereby demises and leases the Premises to the Tenant and the Tenant hereby leases the Premises from the Landlord on the terms and conditions contained in this Lease. The Premises comprise the suite in the Building described in the Basic Provisions, the location of which on the floor on which the Premises are located is shown marked in diagonal lines on Schedule B. The Rentable Area of the Premises is as set out in the Basic Provisions.

2.2	Use of Common Areas

The use and occupation by the Tenant of the Premises includes the non-exclusive right of the Tenant and Persons having business with the Tenant, in common with the Landlord, its other tenants, subtenants and all others entitled or permitted by the Landlord to the use of such parts of the Common Areas as may be designated from time to time as being available for general use by tenants and other occupants of the Building and customers and visitors thereto for such limited purposes as may be permitted by the Landlord, from time to time. Except as so permitted by the Landlord, the Tenant has no right to use the Common Areas for any purposes. The Landlord may designate, amend and redesignate the Common Areas from time to time.

2.3	Examination and Acceptance

The Tenant has examined the Premises and accepts the Premises on an “as is” basis, subject only to completion by the Landlord of the Landlord’s Work, if any. Upon the Landlord’s Work being completed, the Tenant will be deemed to have accepted the Landlord’s Work unless the Tenant delivers a deficiency notice to the Landlord (which must contain reasonable particulars of the deficiencies alleged by the Tenant) within 5 Business Days following the date that the Landlord advises the Tenant that the Landlord’s Work has been completed. If a dispute arises over the deficiencies alleged by the Tenant, the decision of the Landlord’s Expert will be determinative of the issue.

2.4	Measurement of Areas

(a)          For the purpose of determining the Rent payable hereunder, the Rentable Area of the Premises is deemed to be the amount set out in the Basic Provisions.

(b)          The Landlord may from time to time re-measure or re-calculate the Rentable Area of the Premises and may re-adjust the Minimum Rent and the Tenant’s Proportionate Share. Except as otherwise set out in section 2.4(a), the effective date of any such re-adjustment shall be the date on which the Landlord advises the Tenant in writing of the re-measured or re-calculated Rentable Area of the Premises.

2.5	Landlord’s Work

(a)          The Landlord shall, at its expense, perform the Landlord’s Work in a good and workmanlike manner. Subject to delays caused by Force Majeure and delays caused by the Tenant or the Tenant’s Employees, the Landlord shall use reasonable commercial efforts (without the need for overtime or weekend work) to complete the Landlord’s Work as soon as reasonable possible following the execution of this Lease. If a dispute arises over:

(i)	the date on which the Landlord’s Work was substantially completed or completed;

(ii)	whether or not the Landlord was delayed in completing the Landlord’s Work due to Force Majeure, the Tenant or the Tenant’s Employees and/or the length of any such delay,

the decision of the Landlord’s Expert will be determinative of the issue. The Tenant is responsible for any additional costs incurred by the Landlord as a result of any delays in completing the Landlord’s Work caused by the Tenant or the Tenant’s Employees and the Tenant shall pay such additional costs to the Landlord within 15 days following receipt of an invoice from the Landlord. The Landlord may have such access to the Premises as it requires in order to complete the Landlord’s Work. If the Tenant is given possession of the Premises prior to the date that the Landlord’s Work is complete, then:

(iii)	if both the Tenant and the Landlord require access to the same area of the Premises, the Landlord shall have the first right to such area for the purpose of carrying out the Landlord’s Work;

(iv)	the Tenant shall not interfere with or delay the Landlord or its contractors from completing the Landlord’s Work; and

(v)	the Tenant shall be under the direction and supervision of the Landlord and its contractors and shall comply with all requirements and directions of the Landlord and its contractors. The Landlord shall not be responsible for the costs of any work to the Premises except for the cost of the Landlord’s Work.

(b)	If:

(i)	the Tenant’s use, or intended use, of the Premises requires changes to the Landlord’s Work in order for the Landlord’s Work to comply with applicable Laws or the requirements of any insurer of the Development; or

(ii)	the Tenant requires any changes to the Landlord’s Work (and the Tenant’s signature on the change order, or other documentation evidencing the changes, shall be conclusive evidence of the Tenant’s agreement to the making of such changes), then the Tenant will be responsible for the cost of such changes to the extent that such changes result in an increase in the cost of the Landlord’s Work (the “Additional Costs”). The Tenant shall pay the Additional Costs shall within 15 days following the date that the Landlord provides the Tenant with an invoice for the Additional Costs.

(c)           If the Tenant requires the Landlord to carry out any work in or to the Premises in addition to the Landlord’s Work (the “Additional Work”), and the Landlord agrees to carry out the Additional Work, then the Tenant’s signature on the documentation evidencing the nature of the Additional Work will be conclusive evidence of the Tenant’s agreement to: (i) the Landlord performing the Additional Work; and (ii) pay for the cost of the Additional Work (the “Additional Work Costs”). The Tenant shall pay the Additional Work Costs shall within 15 days following the date that the Landlord provides the Tenant with an invoice for the Additional Work Costs.

(d)          If any changes are made to the Additional Work, then the Tenant’s signature on the change order, or other documentation evidencing the changes, shall be conclusive evidence of the Tenant’s agreement to: (i) the making such changes, which shall be deemed to form part of the Additional Work; and (ii) pay for the cost of such changes, all of which shall be deemed to form part of the Additional Work. The Tenant shall pay such additional costs within 15 days following the date that the Landlord provides the Tenant with an invoice for such costs.

2.6	Tenant’s Work

(a)          Upon being given possession of the Premises (whether exclusive or not), the Tenant shall, at its own expense, diligently carry out and complete the Tenant’s Work. The Tenant will carry out the Tenant’s Work in such manner as will not interfere unreasonably with the performance by the Landlord of the Landlord’s Work and otherwise in accordance with the provisions of this Lease, including, without limitation, the provisions of sections 9.4 and 10.3 and Schedule D.

(b)          The Landlord (or an Affiliate of the Landlord) may tender to the Tenant a price for the completion, as the Tenant’s contractor, of the Tenant’s Work (excluding the Tenant’s trade fixtures). If the Landlord’s tender price is within 5% of any other bona fide tender from qualified contractors which the Tenant may receive with respect to the Tenant’s Work (the Tenant hereby agreeing to obtain bona fide tenders for the Tenant’s Work from qualified contractors), then the Tenant shall accept the tender submitted by the Landlord (or its Affiliate) for the Tenant’s Work. All amounts payable by the Tenant under such accepted tender will be considered Additional Rent.

(c)          Within 30 days following the completion of the Tenant’s Work the Tenant shall provide the following to the Landlord:

(i)	a statutory declaration:

(A)	stating that the Tenant’s Work has been performed in accordance with all of the provisions of the plans and specifications approved by the Landlord and this Lease and that all deficiencies (if any) which the Landlord has brought to the Tenant’s attention have been corrected;

(B)	stating that there are no construction liens or other liens or encumbrances registered or capable of being registered or otherwise outstanding against the Lands in respect of work, services or materials relating to the Tenant’s Work and that all accounts for work, services or materials relating to the Tenant’s Work have been paid in full;

(C)	listing each contractor and subcontractor who did work or provided materials in connection with the Tenant’s Work; and

(D)	confirming the date on which the last work in relation to the Tenant’s Work was performed and materials were supplied;

(ii)	an itemized list certified by the Tenant showing the costs actually expended by the Tenant for the completion of the Tenant’s Work;

(iii)	a clearance certificate issued under the Workers Compensation Act in respect of each contractor and subcontractor listed on the aforesaid statutory declaration;

(iv)	a copy of every occupancy and other permit which may be required by any governmental or other regulatory authority having jurisdiction, to permit the Tenant to occupy and open for business in the Premises; and

(v)	a certificate of a professional engineer acceptable to the Landlord, certifying that the Tenant’s Work has been carried out in accordance with the plans and specifications as approved by the Landlord and the Landlord’s engineering consultants.

ARTICLE 3.00 - TERM

3.1	Term

(a)          The Term is the period of time set out in the Basic Provisions as constituting the Term.

(b)          The Term commences on the Commencement Date and ends on the Surrender Date, both dates inclusive, unless the Term is otherwise terminated, renewed or extended as provided for in this Lease.

(c)           The Landlord may prepare and deliver to the Tenant a Commencement Date notice (the “Commencement Date Notice”). The Commencement Date Notice will specify the Commencement Date and be binding on the Tenant. The Tenant shall sign and return an unamended copy of the Commencement Date Notice to the Landlord within 10 Business Days after receiving it, but if it fails to do so, the Commencement Date will be deemed to have been accepted by the Tenant.

3.2	Surrender

The Tenant shall, on the last day of the Term, or upon the sooner termination of the Term, peaceably and quietly surrender and deliver vacant possession of the Premises to the Landlord in the condition and state of repair that they were required to be maintained during the Term or as the Landlord may otherwise require in accordance with section 15.1. If the Tenant fails to comply with the foregoing or with its obligations under section 15.1, the Tenant will, at the option of the Landlord, be deemed to be an overholding monthly tenant for so long as it may reasonably take to complete the required repairs, removal, restoration or clean-up (the “Overholding Period”). During the Overholding Period, the Tenant shall pay the Rent required by section 3.4 to be paid by an overholding tenant who is overholding without the consent of the Landlord (the “Overholding Rent”), notwithstanding the fact that the Tenant may have vacated the Premises. For clarity, nothing in this section entitles the Tenant to terminate such monthly tenancy or remain in possession of the Premises as it is the parties intent that the deemed monthly tenancy contemplated by this section only results in an obligation on the part of the Tenant to pay the Overholding Rent during the Overhold Period with the Tenant having no other rights or interest in or to the Premises.

3.3	Fixturing Period

(a)          Subject to sections 3.3(b) and 3.4, the Tenant may have non-exclusive possession of the Premises during the Fixturing Period for the purpose of performing the Tenant’s Work. During the Fixturing Period, the Tenant is subject to the terms of this Lease and must observe and perform all of the Tenant’s Covenants as if the Term had commenced, other than the obligation to pay Minimum Rent and amounts on account of Operating Costs and Real Property Taxes.

(b)          Despite the commencement and running of the Fixturing Period, the Tenant is not entitled to have possession of the Premises until:

(i)	the Landlord has approved the Tenant’s plans and specifications for the Tenant’s Work; and

(ii)	the Tenant has obtained all building permits required in order to perform the Tenant’s Work and provided copies of them to the Landlord.

3.4	Occupancy

Notwithstanding the commencement of the Term or any Fixturing Period, the Tenant may not have access to the Premises until it has provided the Landlord with the following:

(a)	the insurance certificate required by section 12.1 and the Landlord has approved such certificate;

(b)	the post-dated cheques or documentation required by section 4.9; and

(c)	evidence that the utilities for the Premises which are separately metered (if any) have been transferred into the name of the Tenant.

3.5	Overholding

(a)	Upon the expiration of this Lease by the passage of time and the Tenant remaining in possession of the Premises:

(i)	there is no implied renewal or extension of this Lease;

(ii)	if the Landlord consents in writing to the Tenant remaining in possession, the Tenant will be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a monthly tenant, which monthly tenancy may be terminated by either party on 30 days written notice to the other, which 30 day period need not end on the last day of a calendar month;

(iii)	if the Landlord does not consent in writing to the Tenant remaining in possession, the Tenant will be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a tenant at the will of the Landlord, which tenancy may be terminated at any time by the Landlord without the necessity of any notice to the Tenant;

(iv)	the Tenant shall occupy the Premises on the same terms and conditions as are contained in this Lease (including, without limitation, the obligation to pay Percentage Rent and Additional Rent), save and except that:

(A)	the Term and the nature of the tenancy are as set out in section 3.5(a)(ii) or 3.5(a)(iii), as the case may be;

(B)	the Minimum Rent payable by the Tenant is to be paid monthly at a rate equal to twice the amount of monthly Rent which it was responsible for paying to the Landlord during the last 12 months of the Term. Unless the Landlord has otherwise agreed in writing, such Minimum Rent will be payable by the Tenant regardless of whether or not the Landlord fails to request such Minimum Rent and/or accepts the monthly Minimum Rent which the Tenant was paying during the last 12 months of the Term; and

(C)	the Tenant will not have the benefit of any renewal or extension rights, rights of first refusal, options to purchase, rights granting the Tenant exclusive rights to carry on certain business activities in the Development, or any other personal rights contained in this Lease.

(b)           The Tenant is estopped and forever barred from claiming any right to occupy the Premises on terms other than as set out in this section and the Landlord may plead this section in any court proceedings. If section 3.5(a)(iii) is applicable, the Tenant shall indemnify and save harmless the Landlord from all Claims incurred by the Landlord as a result of the Tenant remaining in possession of all or any part of the Premises following the expiry of the Term. Nothing in this section may be interpreted as permitting or giving the Tenant an option to stay in possession of the Premises following the expiry of the Term and the Tenant shall surrender the Premises to the Landlord on the expiry of the Term.

ARTICLE 4.00 - RENT

4.1	Minimum Rent

(a)          The Tenant shall pay, unless otherwise expressly provided in this Lease, yearly and every year during the Term to the Landlord without notice or demand and without abatement, deduction or set-off for any reason the Minimum Rent described in the Basic Provisions.

(b)          The annual Minimum Rent is based upon an annual rate per square foot of the Rentable Area of the Premises as set out in the Basic Provisions.

(c)          The Minimum Rent is to be paid in advance, in equal monthly instalments on the first day of each and every month during the Term.

(d)          If the Basic Provisions include a provision stating that the Tenant is entitled to a Rent Free Period, then, regardless of any other provision of this Lease, the Tenant is not required to pay the Rent that such provision states is not payable by the Tenant during such Rent Free Period.

4.2	Accrual and Adjustments of Rent

Rent is considered as accruing from day to day under this Lease from the Commencement Date. If, for any reason, it becomes necessary to calculate Rent for an irregular period of less than 1 year or less than 1 calendar month, then an appropriate apportionment and adjustment will be made on a per diem basis based upon a period of 365 days.

4.3	Additional Rent Treated as Minimum Rent

Additional Rent is recoverable as Minimum Rent, and the Landlord has all rights against the Tenant for default in any such payment as in the case of arrears of Minimum Rent.

4.4	Currency and Place of Payment

All Rent is payable in lawful money of Canada and is to be paid to the Landlord at the address specified in section 20.3, until such time as the Tenant is otherwise notified in writing by the Landlord.

4.5	Rental Arrears

(a)	If the Tenant fails to pay when due any amount of Rent required to be paid pursuant to this Lease:

(i)	such Rent bears interest at a rate per annum equal to the Prime Rate plus 5%, calculated and compounded monthly; and

(ii)	the Tenant shall pay to the Landlord on demand, an administration fee equal to the greater of: (A) $100.00; and (B) 2% of the amount of Rent in default.

Such amounts only become payable upon demand but accrue from the respective due dates of the relevant payments, whether demanded or not, to the date of payment.

(b)           If any cheque given by the Tenant to the Landlord in payment of Rent is refused payment by the Tenant’s bank for any reason, the Tenant shall immediately replace such cheque with cash or a certified cheque or bank draft and, in addition, shall pay, as Additional Rent, the sum of $100.00 (plus HST) as a service charge to the Landlord immediately upon demand being made by the Landlord.

4.6	Deposit

(a)          If the Basic Provisions indicate a Deposit, the Tenant shall pay the Deposit (in the amount described in the Basic Provisions) to the Landlord contemporaneously with the Tenant’s execution of this Lease.

(b)         The Landlord shall apply the Deposit in accordance with the Basic Provisions.

(c)         The Landlord may also use the Deposit to secure the fulfilment of all of the Tenant’s Covenants (including, without limitation, the payment of all amounts payable by the Tenant under this Lease) and all damages and losses which the Landlord may suffer or incur as a result of this Lease being terminated by the Landlord or disclaimed in any bankruptcy or insolvency proceedings relating to the Tenant or any assignee of the Tenant, including, without limitation, all amounts which would have been payable under this Lease but for such termination or disclaimer. Without limiting the generality of the foregoing, the Deposit shall secure and may, at the Landlord’s option, be applied on account of any one or more of the following:

(i)	unpaid Rent, including, without limitation, any amount which would have become payable under this Lease to the date of the expiry of this Lease had this Lease not been terminated or disclaimed in any bankruptcy or insolvency proceedings;

(ii)	the prompt and complete performance of all of the Tenant’s Covenants in addition to the payment of Rent;

(iii)	the indemnification of the Landlord for any losses, costs or damages incurred by the Landlord arising out of any failure by the Tenant to observe and perform any of the Tenant’s Covenants;

(iv)	the performance of any obligation which the Tenant would have been obligated to perform to the date of the expiry of this Lease had this Lease not been terminated or disclaimed in any bankruptcy or insolvency proceedings; and

(v)	the losses or damages suffered by the Landlord as a result of the termination of this Lease or the disclaimer of this Lease in any bankruptcy or insolvency proceedings.

(d)         If the Landlord uses all or part of the Deposit (except in accordance with section 4.6(b)), the Tenant shall, within 3 Business Days following written demand being made by the Landlord, pay to the Landlord the amount required to reimburse it for the amount so applied by way of certified cheque or bank draft, failing which an Event of Default will be deemed to have occurred.

(e)         Within 90 days following the expiration of this Lease, the Landlord shall refund to the Tenant any portion of the Deposit not used by the Landlord after application by the Landlord to any damage incurred by the Landlord as a result of the Tenant failing to observe and perform the Tenant’s Covenants. For certainty, the provisions of this section shall survive the expiry of this Lease.

(f)          The Landlord will be discharged from any liability to the Tenant with respect to the Deposit if it is transferred to any purchaser of the Landlord’s interest in the Premises or Lease.

(g)          The provisions of this section shall be deemed to be a separate agreement distinct and independent of this Lease and which shall survive the termination of this Lease or the disclaimer of this Lease in any bankruptcy or insolvency proceedings. Accordingly, the rights of the Landlord under this section shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the termination of this Lease by the Landlord or the disclaimer of this Lease in any bankruptcy or insolvency proceedings.

(h)	The Landlord will not be required to pay interest to the Tenant on any part of the Deposit.

4.7	Net Lease

Except as otherwise stated in this Lease:

(a)	this Lease is a completely carefree and absolutely net lease to the Landlord;

(b)	the Landlord is not responsible during the Term for any costs, charges, taxes (except the Landlord’s income taxes), expenses or outlays of any nature whatsoever arising from or relating to the Premises or the Development, or the use and occupancy of them, or their contents or the business carried on in them; and

(c)	the Tenant shall pay all charges, impositions, costs, expenses and outlays of every nature and kind relating to the Premises and its Proportionate Share of all charges, impositions, costs, expenses and outlays of every nature and kind relating to the Development.

4.8	Landlord’s Option

(a)            The Landlord may, at its option, estimate from time to time any Additional Rent and such estimated amount is payable in monthly instalments in advance on the days upon which Minimum Rent is payable hereunder, with annual adjustments in the manner set out in section 5.2. Notices to the Tenant of such estimated amount need not include particulars of any such amounts. The Landlord may at its option, apply any sums received from or due to the Tenant against any amounts due and payable hereunder in such manner as the Landlord sees fit.

(b)            The Landlord estimates, but does not guarantee, that the Tenant’s Proportionate Share of Operating Costs and Real Property Taxes will be $14.49 per square foot of the Rentable Area of the Premises per annum for the calendar year 2018. For clarity, such estimate has no bearing on, and is not to be taken into account in determining, the actual amount of the Operating Costs and Real Property Taxes actually payable by the Tenant pursuant to the other provisions of this Lease and in no way limits the amounts payable by the Tenant pursuant to the other terms of this Lease.

4.9	Payments

The Tenant shall deliver to the Landlord prior to the Commencement Date and at least 15 days prior to the commencement of each Lease Year a series of monthly post-dated cheques for the Lease Year forthcoming, for the aggregate of the monthly payments of Minimum Rent and any payments of Additional Rent estimated by the Landlord in advance. Alternatively, the Landlord may require the Tenant to sign such documentation as the Landlord may require, from time to time, in order to permit the Landlord to automatically debit the Tenant’s bank account on a monthly basis in amounts equal to the monthly instalments of Rent payable by the Tenant. The Tenant shall sign and return all such documentation to the Landlord within 10 days of the Landlord requesting same in writing.

4.10	Rent to be Paid without Set-Off

Except to the extent specifically permitted by the terms of this Lease, the Tenant shall pay all Rent without set-off, abatement, or deduction for any reason or cause whatsoever, including, without limitation, by reason of section 35 of the Act, the benefits of which are expressly waived by the Tenant.

4.11	Payment for Special Services by Tenant

The Tenant shall pay to the Landlord the cost of the Special Services provided by the Landlord plus a sum equal to 15% of such cost representing the Landlord’s administrative fee. At the option of the Landlord, the Tenant shall pay the cost of any part of the Special Services, plus such administrative fee:

(a)	within 15 days after the Landlord provides the Tenant with an invoice for such Special Services; or

(b)	at the times and in the same manner as the Tenant is required to pay its Proportionate Share of Operating Costs, including, without limitation, estimation and re-estimation by the Landlord and final determination thereof.

ARTICLE 5.00 - OPERATING COSTS

5.1	Tenant to Bear Proportionate Share of Operating Costs

(a)           During the Term the Tenant shall pay to the Landlord as Additional Rent its Proportionate Share of all expenses, costs, fees, rentals, disbursements and outlays of every nature and kind incurred, accrued, paid or payable by or on behalf of the Landlord in respect of owning, operating, maintaining, servicing, repairing, restoring, renewing, renovating, improving, rebuilding, replacing, expanding, extending, altering, equipping, insuring, cleaning, lighting, security, policing, supervising, managing and administering the Development, or any part of it (the “Operating Costs”). Operating Costs will be determined in accordance with generally accepted accounting practices used in the commercial real estate industry and without duplication. Without limiting the generality of the foregoing, Operating Costs will include the following:

(i)	the cost of all insurance maintained by the Landlord in respect of the Development or its operation and the cost of any deductible amounts payable by the Landlord in respect of any insured risk or claim;

(ii)	the cost of maintenance, repair and janitorial service for the Development, including, without limitation, snow removal, window cleaning, garbage and waste collection and disposal and the cost of operating and maintaining any merchandise holding and receiving areas and truck docks;

(iii)	lighting, electricity, public and private utilities, loudspeakers, public address and musical broadcasting systems, all fire equipment and the cost of electricity of any signs considered by the Landlord to be a part of the Common Areas;

(iv)	periodic redecoration, renovation, reconstruction and improvements to the Common Areas, including, without limitation, the cost of striping, patching and repaving parking facilities serving the Development;

(v)	policing, security, supervision and traffic control;

(vi)	amounts paid for all labour and/or wages and other payments made to janitors, caretakers and other employees (including, without limitation, wages of a building manager) or any independent contractors involved in the repair, supervision, care, maintenance or cleaning of the Development, including contributions and premiums for fringe benefits, unemployment and workers’ compensation insurance, pension plan contributions and similar premiums and contributions;

(vii)	the cost to the Landlord of the rental of any equipment, furniture, installations, systems and signs and the cost of building supplies used by the Landlord in the operation, maintenance and servicing of the Development;

(viii)	heating, air-conditioning and ventilation of the Building and the Common Areas and all water, fuel, hydro and other utilities consumed in the Building and Common Areas, including costs, charges and imposts related to such utilities to the extent such costs, charges and imposts are not recovered from tenants pursuant to provisions similar to section 7.1;

(ix)	the costs:

(A)	of repairing, operating and maintaining the Development and equipment serving the Development and of all replacements and modifications to the Development or such equipment, including those made by the Landlord in order to comply with Laws affecting the Development;

(B)	incurred by the Landlord in installing energy conservation equipment or systems, security systems, life safety systems and all other systems which may be installed in the Development for the general benefit of the tenants in the Building;

(C)	incurred by the Landlord in making alterations, replacements or additions to the Development intended to reduce operating costs, improve the operation of the Development or maintain its operation as a first class Development; and

(D)	incurred to replace machinery or equipment which by its nature requires periodic replacement,

all to the extent that such costs are fully chargeable in the Landlord’s fiscal year in which they are incurred in accordance with generally accepted accounting practices in the commercial real estate industry and to the extent that such costs are of a capital nature and:

(E)	do not exceed $20,000.00, the Landlord shall be deemed to be acting in accordance with generally accepted accounting practices in the commercial real estate industry if it elects to charge such costs in the Landlord’s fiscal year in which they are incurred; or

(F)	exceed $20,000.00, the Landlord shall depreciate or amortize such costs in accordance with section 5.1(a)(x).

Despite the foregoing, the foregoing costs will not be included in Operating Costs to the extent that such costs are paid for out of the contingency reserve referred to in section 5.1(a)(xii);

(x)	depreciation or amortization of those capital costs described in section 5.1(a)(ix) as having to be depreciated or amortized and all other capital costs incurred by the Landlord in connection with the Development (whether prior to or subsequent to the Commencement Date) and which the Landlord determines should be depreciated or amortized in accordance with accepted practices in the commercial real estate industry (otherwise such capital costs may be included in Operating Costs in the Lease Year in which they are incurred). The Landlord shall depreciate or amortize the costs to be depreciated or amortized in accordance with the foregoing over the useful life of the items for which the costs were incurred or over such other period as the Landlord, acting in accordance with accepted practices in the commercial real estate industry, may determine. The Landlord shall include in the Operating Costs for each Lease Year, the amount of the amortized costs attributable to such Lease Year. Despite the foregoing, the foregoing costs will not be included in Operating Costs to the extent that such costs are paid for out of the contingency reserve referred to in section 5.1(a)(xii);

(xi)	interest calculated at 2 percentage points above the Prime Rate upon the undepreciated or unamortized balance of the costs referred to in section 5.1(a)(x);

(xii)	an amount which the Landlord estimates from time to time is required to establish and maintain a contingency reserve fund to be applied in payment or partial payment of the costs and expenses of repairs and replacements to paved areas, the roof and other portions of the Building and the Common Areas and any other major repairs or replacements which the Landlord determines from time to time are to be paid for out of the contingency reserve fund;

(xiii)	auditing, accounting, legal and other professional and consulting fees and disbursements incurred by the Landlord in the operation of the Development;

(xiv)	all business taxes, if any, from time to time payable by the Landlord in respect of its operations in the Development;

(xv)	all Capital Tax as it relates to or is attributed by the Landlord to the Development;

(xvi)	all Carbon Taxes;

(xvii)	the HST payable by the Landlord on the purchase of goods and services included in Operating Costs (excluding any such HST which will be available to the Landlord when claimed as a credit or a refund in determining the Landlord’s net tax liability on account of HST, but only to the extent that such HST is included in Operating Costs);

(xviii)	office expenses, supplies, furnishings and the fair rental value of space (having regard to rentals prevailing from time to time for similar space) in the Building, if any, occupied by the Landlord or the Landlord’s property manager for the on-site management, supervision or administration of the Development. If such space is used by the Landlord to provide management, supervisory or administrative services to buildings or developments in addition to the Development, then the Landlord will allocate such costs between the Development and such other buildings or developments on a fair and equitable basis;

(xix)	office expenses, supplies, furnishings and the fair rental value of space (having regard to rentals prevailing from time to time for similar space), if any, occupied by the Landlord or the Landlord’s property manager for management, supervisory or administrative purposes related to the Development, and costs and expenses attributable to off-site computer, accounting and other support services to the extent provided for the operation, management and administration of the Development. If such space is used by the Landlord to provide management, supervisory or administrative services to buildings or developments in addition to the Development, then the Landlord will allocate such costs between the Development and such other buildings or developments on a fair and equitable basis;

(xx)	costs of complying with the provisions of any development, site plan or other agreement with the local or regional municipality and/or with any utility or provider of services to the Development (excluding costs of compliance arising from or in connection with any breach by the Landlord of any of the owner's obligations under any such agreement), including, without limitation, the Landlord's costs in connection with the issuance of or maintenance of any letters of credit or other security required to be issued to such local or regional municipality, utility or service provider pursuant to the terms of any such agreement in respect of the Development;

(xxi)	the cost of conducting environmental audits of the Lands and the cost of any investigating, testing, monitoring, removing, enclosing, encapsulating or abating any Hazardous Substance which is in or about the Development or any part thereof or which has entered the environment from the Development, if the Landlord is required to do so by any applicable Laws or Authorities or if, in the Landlord’s opinion, it is harmful or hazardous to any Person or to the Development or any part thereof or to the environment;

(xxii)	the cost of any property management or maintenance contract;

(xxiii)	all costs in the nature of any of the foregoing:

(A)	incurred by the Landlord in consequence of its interest in the Development such as maintaining, repairing, replacing, cleaning and clearing of ice and snow from sidewalks, roads, adjacent property and the like; and

(B)	incurred or contributed, as determined by the Landlord in its sole discretion, in respect of all facilities and services whether or not off-site, including, without limitation, loading areas and docks, parking facilities, ramps, driveways, roads, rights-of-way and landscaped areas, which benefit the Development including, without limitation, those shared by users of the Development and the users of any other property and all costs to the extent incurred or contributed to by the Landlord in respect of the Development or the Landlord’s interest in the Development, whether or not such costs are incurred directly in respect of the Development;

(xxiv)	an administrative and supervisory fee equal to 15% percent of Operating Costs (other than this administrative and supervisory fee) and the Real Property Taxes applicable to the Development.

(b)	The Landlord shall exclude or deduct (if originally included) from the Operating Costs, as the case may be:

(i)	all amounts which would otherwise be included in Operating Costs but which are recovered by the Landlord from tenants in the Building as a result of any act, omission, default or negligence of such tenants;

(ii)	such of the Operating Costs as are recovered from insurance proceeds, to the extent such recovery represents reimbursements for costs previously included in Operating Costs;

(iii)	any principal, interest or other carrying charges or mortgage payments or other financing costs in respect of the Development;

(iv)	rent payable by the Landlord to the owners of the Development under any lease of the Lands or the Building or any part thereof less any amounts payable to the lessor thereunder in respect and to the extent (but only to the extent) of costs which the Landlord would itself have incurred if the Landlord were such owner;

(v)	any and all costs of structural repairs or replacements required to remedy structural defects in the Development;

(vi)	legal and other professional fees incurred in connection with the leasing of space in the Building or in enforcing leases of tenants in the Building;

(vii)	all income and corporate taxes of the Landlord; and

(viii)	such repairs or replacements arising from damages covered by Landlord’s insurance or warranties.

(c)           Operating Costs may be attributed by the Landlord in its sole discretion to the various components of the Development in accordance with reasonable and current practices and on the basis consistent with the nature of the particular costs being attributed, and the costs so attributed may be allocated to the tenants of such components accordingly.

(d)          If the Building is less than 100% occupied or operational during any period, the Landlord may adjust those Operating Costs which vary with the use and occupancy of rentable premises in the Building to what they would have been, in the Landlord’s reasonable estimation, if the Building had been 100% occupied or operational for such period so that such Operating Costs are fairly allocated to the tenants actually obtaining the benefit of the services associated with such Operating Costs. For clarity, nothing in this section permits the Landlord to recover more than 100% of any cost or expense comprising Operating Costs.

5.2	Payment of Tenant’s Proportionate Share

(a)          The Operating Costs may be estimated by the Landlord for a period no greater than 12 months and the Tenant shall pay to the Landlord as Additional Rent, one-twelfth of such estimated payments in advance during such period together with the monthly instalments of Minimum Rent. Despite the foregoing, as soon as bills for all or any portion of the said amounts are received, the Landlord may bill the Tenant for its relevant share of the said amounts (less all amounts previously paid by the Tenant on the basis of the Landlord’s estimate which have not already been so applied) and the Tenant shall pay the Landlord such amount as Additional Rent on demand.

(b)         Following the end of the period for which such estimated payments have been made, the Landlord will deliver to the Tenant a statement (the “Statement”) containing:

(i)	reasonable particulars of the actual Operating Costs and the Real Property Taxes for such period;

(ii)	the Tenant’s Proportionate Share of the Operating Costs;

(iii)	a statement of the Real Property Taxes payable by the Tenant pursuant to section 6.3; and

(iv)	the Utilities payable by the Tenant pursuant to section 7.1(c).

The Landlord shall use reasonable efforts to deliver the Statement to the Tenant within 120 days following the end of the relevant period, but its failure to do so will not preclude the Landlord from subsequently delivering the Statement and from making any necessary adjustments. After the delivery of a Statement, the Landlord may subsequently render supplemental statements if it subsequently discovers errors or omissions in the amounts previously charged to the Tenant or if there are any changes to the Real Property Taxes and the parties shall make the appropriate adjustment in the same manner as set out in section 5.2(c).

(c)	If the Statement shows that the Tenant has paid:

(i)	more than the amount actually payable by it (the difference being called the “Excess”), then, provided the Tenant is not in default of any of the Tenant’s Covenants, the Excess will be applied by the Landlord against the next succeeding instalments of the Operating Costs and Real Property Taxes payable by the Tenant. If there is any Excess for the last year of the Term, the Excess will be refunded by the Landlord to the Tenant at the same time as the Landlord delivers the Statement for the last year of the Term, provided the Tenant is not in default of any of the Tenant’s Covenants. If the Tenant is in default of any of the Tenant’s Covenants, then the Landlord shall hold the Excess until such time as the default is rectified. If the default is a rental default, the Landlord may apply the Excess against the Rent in arrears. If the default is not a rental default, the Landlord may apply the Excess against the costs incurred by the Landlord if the Landlord elects to rectify the default, in whole or in part. Upon the default being rectified, the Landlord will either apply the Excess against the next succeeding instalments of the Operating Costs and Real Property payable to the Landlord or refund any remaining amount of the Excess to the Tenant; or

(ii)	less than the amount actually payable by it (the difference being called the “Deficiency”), the Tenant shall pay the Deficiency within 15 days following the date it receives the Statement from the Landlord.

(d)          The Tenant has 60 days from the date that the Landlord delivers the Statement to the Tenant to deliver to the Landlord written notice setting out in detail any objections it may have to the Statement and the reasons therefor, failing which the Tenant will be deemed to have accepted the Statement which will then be conclusive and binding upon the Tenant.

5.3	Reallocation of Operating Costs

If the Landlord determines that there should be a disproportionate allocation of Operating Costs among all tenants of the Development, the Tenant consents to an appropriate adjustment being made to its share of the Operating Costs pursuant to such determination of the Landlord, which determination will be binding on all tenants of the Development.

ARTICLE 6.00 - TAXES

6.1	Business Taxes of Tenant

(a)	The Tenant shall, on or before their due date, pay to the relevant Authorities all Business Taxes.

(b)          If the Tenant or any Person occupying the whole or any part of the Premises elects to have the Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord as soon as the amount of the separate school taxes is ascertained, any amount by which the separate school taxes exceed the amount which would have been payable for school taxes had such election not been made as aforesaid, and any loss, costs, charges and expenses suffered by the Landlord may be collected by the Landlord as Additional Rent.

(c)          The Tenant shall, upon request of the Landlord from time to time, deliver to the Landlord for inspection, receipts for payment of all Business Taxes and will furnish such other information in connection therewith as the Landlord may reasonably require.

6.2	Real Property Taxes

(a)          The Tenant shall pay as Additional Rent to the Landlord, or to the taxing Authorities if the Landlord so directs, and discharge in each year during the Term and within the times provided for by the taxing Authorities:

(i)	all Real Property Taxes levied, rated, charged or assessed from time to time, respectively, against the Premises or any part thereof, on the basis of a separate real property tax bill and separate real property assessment notices rendered by any lawful taxing Authority; and

(ii)	the Tenant’s Proportionate Share of all Real Property Taxes levied, rated, charged or assessed from time to time, respectively, against the Common Areas, or any part thereof, on the basis of a separate real property tax bill and separate real property assessment notices rendered by any lawful taxing Authority.

If there are no such separate tax bills and assessment notices, but there are available to the Landlord working papers and calculations made by the taxing Authorities from which separate assessments may, in the Landlord’s opinion, be determined, then the Landlord may elect to make such separate assessments based on such working papers and calculations, in which case such determinations made by the Landlord will be deemed to be separate tax bills and assessments for the purpose of this section.

(b)          If there are not actual or deemed separate real property tax bills and separate real property assessment notices for the Premises and the Common Areas, the Tenant shall pay to the Landlord, as Additional Rent, its Proportionate Share of all Real Property Taxes levied, rated, charged or assessed from time to time against the Development.

(c)          The Tenant shall provide the Landlord, within 10 days after receipt by the Tenant, a copy of any separate tax bills and assessment notices for the Premises or any part thereof. If the Landlord requires the Tenant to pay Real Property Taxes directly to the relevant taxing Authority, the Tenant shall promptly deliver to the Landlord receipts evidencing the payment of all such Real Property Taxes and furnish such other information in connection therewith as the Landlord reasonably requires.

(d)          If the assessments and tax bills for the Real Property Taxes applicable to the Development involve lands and/or buildings that do not form part of the Development, then the Landlord will, acting reasonably, allocate the Real Property Taxes between the Development and such other lands and the amount allocated by the Landlord to the Development will be conclusive and binding upon the Tenant and be deemed to be the amount assessed against the Development. For clarity, the Landlord shall not allocate the Real Property Taxes in a manner that permits the Landlord to recover more than 100% of the Real Property Taxes.

(e)          If the Landlord does not require the Tenant to pay the Real Property Taxes to the relevant taxing Authority, the Tenant shall pay the amounts payable under section 6.2(a) or 6.2(b), as the case may be, according to estimates or revised estimates made by the Landlord from time to time in respect of each Lease Year. The Tenant’s payments will be made in advance on the first day of each month in monthly amounts and for such periods as determined by the Landlord. Until such time as the Landlord advises otherwise, the Real Property Taxes payable for each Lease Year shall be payable in 12 equal monthly instalments, commencing on January 1 in each Lease Year and ending on December 31 in each Lease Year, subject to a pro rata adjustment in respect of any Lease Year which does not commence on January 1 or end on December 31.

(f)	If:

(i)	there are not actual or deemed separate real property tax bills and separate real property assessment notices for the Premises and the Common Areas;

(ii)	less than 100% of the Rentable Area in the Building has been leased by the Landlord to third parties and is vacant during any period; and

(iii)	the Landlord is able to obtain a reduction in the Real Property Taxes for the Development due to such vacancies as described in section 6.2(f)(ii) (and the decision to seek such a reduction will be determined by the Landlord in its sole discretion), then, for the purposes of section 6.2(b), the Real Property Taxes on the Development will be deemed to be the amount that they would have been if 100% of the Rentable Area in the Building had been fully leased to third parties.

6.3	Alternate Methods of Taxation

If, during the Term, the method of taxation is altered so that the whole or any part of the Real Property Taxes now levied, rated, assessed or imposed on real estate and improvements are levied, assessed, rated or imposed wholly or partially as a capital levy or on the rents received or otherwise, or if any tax, assessment, levy, imposition or charge, in lieu thereof is imposed upon the Landlord, then all such taxes, assessments, levies, impositions and charges shall be included within the Tenant’s obligation to pay its Proportionate Share of Real Property Taxes as set out in section 6.2.

6.4	Pro-Rata Adjustment

If any taxation year during the Term of this Lease is less than 12 calendar months, the Tenant’s Proportionate Share of Real Property Taxes shall be subject to a per diem pro-rata adjustment.

6.5	Appeal of Real Property Tax Assessment

(a)          The Landlord may defer payment of Real Property Taxes, or defer compliance with any statute, law, by-law, regulation or ordinance in connection with the levying of any such Real Property Taxes, in each case, to the fullest extent permitted by law, so long as it shall diligently prosecute any contest, appeal or assessment on which such tax is based. The Tenant shall co-operate with the Landlord in respect of any such contest, appeal or assessment and shall provide the Landlord with all relevant information, documents and consents required by the Landlord.

(b)          The Tenant may, with the prior written consent of the Landlord, appeal or contest any separate assessment of the Real Property Taxes for the Premises, in each case, to the fullest extent permitted by law, so long as it shall diligently prosecute any contest, appeal or assessment on which such tax is based. If the Tenant obtains the Landlord’s written consent, the Tenant will deliver to the Landlord whatever security for the payment of Real Property Taxes the Landlord considers advisable and will keep the Landlord informed of its progress from time to time and upon the request of the Landlord. The Tenant may not appeal the Real Property Taxes for: (i) the Common Areas; or (ii) the Development if there is a single assessment for the Development.

6.6	Payment of HST

The Tenant shall pay to the Landlord all HST payable on the Rent (including, without limitation, accelerated Rent), which payment shall be made at the same time as the Rent to which the HST relates is to be paid in accordance with the terms of this Lease. Regardless of any other provision of this Lease to the contrary, the amounts payable by the Tenant under this section shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery for such amounts as it has for the recovery of Rent under this Lease, including, without limitation, the right to distrain against the Tenant’s property.

ARTICLE 7.00 - UTILITIES

7.1	Utilities

(a)          Throughout the Term, the Tenant shall pay as Additional Rent and discharge all rates and charges (the “Charges”) for electric charges, air-conditioning, ventilation, water, gas, light, heat, power, telephone, television and other public utilities and services supplied to or used on or in connection with the Premises or in connection with the business or occupation of the Tenant (the “Utilities”) and indemnify and keep indemnified the Landlord and the Premises from and against any and all Claims in respect thereof.

(b)	If the Premises are separately metered for any Utilities, then the Tenant shall:

(i)	cause the account for each of the separately metered Utilities to be registered in the name of the Tenant throughout the Term by no later than the earlier of the Commencement Date and the date that the Tenant takes possession (exclusive or non-exclusive) of the Premises;

(ii)	pay all such Utilities to the relevant utility supplier by the relevant due date; and

(iii)	provide the Landlord with copies of the bills for the Utilities within 10 Business Days following the Tenant’s receipt of a written request, from time to time, from the Landlord.

(c)          If the Premises are not separately metered for any Utilities, then the Landlord will make an equitable allocation of the Utilities, as determined by the Landlord, acting reasonably, among the tenants of the Building and the Tenant will pay for the costs of such Utilities (together with the costs incurred by the Landlord in determining or allocating the Utilities) allocated to it. The Landlord will estimate such Utilities payable by the Tenant for a period no greater than 12 months and the Tenant shall pay to the Landlord as Additional Rent, one-twelfth of such estimated payments in advance during such period together with the monthly instalments of Minimum Rent. The Landlord may revise such estimate from time to time.

(d)         Notwithstanding any other provision of this Lease, the Tenant shall commence paying the Charges for all Utilities consumed upon the Premises commencing on the earlier of the Commencement Date, the Fixturing Period and the date that possession of the Premises (which need not be exclusive) is given to the Tenant.

7.2	Meters

The Tenant shall pay the cost of installing and maintaining any meters installed at the request of the Landlord or the Tenant to measure the usage of Utilities in the Premises. No meter may be installed in the Premises by the Tenant without the Landlord’s consent.

ARTICLE 8.00 - CONTROL OF BUILDING

8.1	Control of the Development

(a)          The Development is at all times subject to the exclusive control and management of the Landlord. The Landlord will operate and maintain the Development in such manner as the Landlord, in its sole discretion, determines from time to time. Without limiting the generality of the foregoing, the Landlord may:

(i)	construct, maintain and operate lighting facilities and heating, ventilating, and air-conditioning systems;

(ii)	police and supervise the Development;

(iii)	close all or any portion of the Common Areas to such extent as may, in the opinion of the Landlord’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any Person or the public therein;

(iv)	grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or any part or parts of the Development;

(v)	obstruct or close off all or any part of the Development or parts thereof for the purpose of maintenance or repair, or for any other reason deemed necessary by the Landlord;

(vi)	employ all personnel including supervisory personnel and managers necessary for the operation, maintenance and control of the Development, the Tenant acknowledging that the Development may be managed by the Landlord or such other Person or Persons as the Landlord designates from time to time;

(vii)	use part of the Common Areas, from time to time, for merchandising, display, decorations, entertainment and structures designed for special features and promotional activities;

(viii)	control access through entrances, driveways, ramps, and roads including, without limitation, designating entrances, driveways, ramps and/or roads for the use of particular Person or Persons;

(ix)	designate the areas and entrances and the times in, through and at which loading and unloading of goods shall be done;

(x)	control, supervise and regulate the delivery or shipping of merchandise, supplies and fixtures to and from the Premises in such manner as in the sole judgment of the Landlord is necessary for the proper operation of the Premises and the Development;

(xi)	make any changes or additions to the pipes, conduits, utilities and other services in the Premises which service the Premises or other premises in the Building;

(xii)	from time to time restrict and prohibit parking in the Development by the Tenant, its agents, employees, customers and other invitees, and other Person or Persons;

(xiii)	from time to time, change the area, level, location, arrangement and use of the Common Areas;

(xiv)	construct other buildings, structures or improvements in the Development and/or make alterations thereof or additions thereto, or subtractions therefrom or re-arrangements thereof and/or enclose any open portion of the Common Areas, and/or create any outdoor or indoor malls or any combination thereof, and/or build additional storeys on any building or buildings in the Development and build adjoining same;

(xv)	construct multiple deck or elevated or underground parking facilities;

(xvi)	re-locate or re-arrange the various buildings, parking areas and all other Common Areas from those existing at the Commencement Date;

(xvii)	do such things as are required to comply with the laws, by-laws, regulations, orders or directives of all governmental or regulatory authorities having jurisdiction; and

(xviii)	do such other things with reference to the Development as, in the use of good business judgment, the Landlord determines to be advisable.

(b)	In exercising any of its foregoing rights, the Landlord:

(i)	may enter upon the Premises to make such changes to same as the Landlord in its sole discretion deems necessary in connection with any changes to the Development and the Common Areas;

(ii)	shall use reasonable commercial efforts to minimize interference with the Tenant’s business operations on the Premises;

(iii)	shall make any such changes as expeditiously as reasonably possible,

and the Tenant will not be entitled to any abatement in Rent or compensation for any inconvenience, nuisance or discomfort occasioned thereby and nothing in this Lease is deemed or construed to impose upon the Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises, or any part thereof, except as set out above.

(c)         Any entry by the Landlord upon the Premises in accordance with the provisions of this section is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease and will not affect the Tenant’s obligation to observe and perform the Tenant’s Covenants.

8.2	Parking

(a)         The Landlord agrees to allow the Tenant a minimum of two (2) unreserved stalls in the parking garage of the Building at a cost which shall be based on the prevailing rates (currently one hundred and fifty for dollars and forty nine cents ($154.49)) per month per stall to the Tenant during the term of the Lease and any subsequent renewals and extensions, as it may be extended or renewed. The Tenant acknowledges that the Landlord retains the services of a third party manager for all parking garage administration and related services.

(b)	The Landlord or the Operator may:

(i)	from time to time to establish, modify and enforce reasonable rules and regulations with respect to any Parking Facilities:

(ii)	expand, reduce, or change the area, level, location and arrangement of the Parking Facilities;

(iii)	temporarily obstruct or close off all or any part of the Parking Facilities for the purpose of maintenance or repair;

(iv)	impose charges for the use of the Parking Facilities by visitors to the Development;

(v)	prohibit the Tenant and its employees, suppliers and customers from parking in specific areas of the Parking Facilities;

(vi)	designate tenant parking areas in the Parking Facilities, in which case the Tenant and its employees must park their vehicles only in such parking areas; and

(vii)	do and perform such other acts in and to the Parking Facilities as may, in their judgment, be advisable with a view towards the improvement of the convenience of and use of the Building by tenants, their employees and invitees.

(c)          If any individual permitted by the Tenant to use the Tenant’s parking spaces fails to comply with the provisions of this Lease in respect of the Parking Facilities (including without limitation the rules and regulations from time to time applicable to the Parking Facilities), then the Landlord may terminate or suspend the privileges of the offending party to use the Parking Facilities, but the exercise of such right by Landlord will not limit or affect the Tenant’s obligation to pay for the parking spaces that it has taken or limit or affect the rights of other individuals authorized by the Tenant to use the Tenant’s parking spaces.

(d)         The Tenant shall participate in any parking ticket validation plan or similar plan as may be from time to time instituted by the Landlord or its agents.

(e)          The Landlord is not responsible for theft of or damage to any vehicles in the Parking Facility or articles left in the vehicles.

(f)	The Landlord may remove vehicles in the Parking Facilities which the Landlord determines have been abandoned.

8.3	Right to Relocate

The Landlord and Tenant will negotiate the terms of any relocation, should the Landlord wish to relocate the Tenant during the Term of this Lease.

8.4	Lighting Systems

The Landlord has the exclusive right to replace bulbs, tubes and ballasts in the lighting system in the Premises, on either an individual or a group basis. The Tenant shall pay the cost of such replacement as Additional Rent at the same time as Minimum Rent is payable, or as otherwise directed by the Landlord. The Landlord may impose additional charges for changing specialty lighting.

8.5	Heating. Ventilating and Air-Conditioning

(a)          The Landlord shall provide heating, ventilating and air-conditioning to the Premises to an extent sufficient to heat, ventilate and/or cool the Premises at all times during Normal Business Hours for normal occupancy, except during or when prevented by reason of maintenance, repairs, failure of electricity or other causes beyond the reasonable control of the Landlord. The Landlord will use all reasonable efforts to respond to the Tenant’s requests regarding the temperature in the Premises as soon as reasonably possible.

(b)          The Landlord is not responsible for any inadequacy of the performance of the systems for the provision of such services if the number of persons per square foot (square metre) of the floor area of the Premises or the amount of electricity consumed in the Premises exceeds the guidelines established by the Landlord from time to time, or if the Tenant’s Leasehold Improvements, equipment or furniture interfere with the proper operation of such systems or if the Tenant fails to properly shade windows exposed to the sun. If the Landlord, in its discretion, elects to make any changes (including rebalancing) to such systems as a result of any such excess or improper use or arrangement of the Premises, then:

(i)	the Tenant shall pay the cost of such changes (plus 15% of such cost representing the Landlord’s administrative fee) to the Landlord within 30 days following the Tenant’s receipt of an invoice; and

(ii)	if, in the opinion of the Landlord, such changes result in maintenance costs or Operating Costs in excess of those which would have occurred had such changes not been made, the Landlord may estimate the amount of such excess and such amount shall will not be included in Operating Costs but the Landlord may invoice the Tenant, from time to time, for such amount and the Tenant shall pay such invoices within 30 days following receipt of same.

8.6	Janitorial Services and Waste Disposal

(a)          The Landlord shall provide janitorial services to the Premises and the Building. Such janitorial services will be those typically provided by landlords of office buildings similar to the Building in the GTA. The Landlord may, in its sole discretion, amend or vary services as experience and conditions may dictate.

(b)          The Landlord is not responsible for any act, omission or negligence on the part of any Person or Persons employed or retained by the Landlord to perform such work and will not be liable for any damage or injury to property or Persons in connection therewith.

(c)           The Tenant shall grant the persons performing such services access to all parts of the Premises in order to perform such janitorial services and will leave the Premises in a reasonably tidy condition at the end of each day to permit the performance of such services. If any part of the Premises is not accessible to such persons, then Landlord will not be required to provide janitorial services to such parts of the Premises.

8.7	Washrooms

The Tenant and the Tenant’s Employees may use the washrooms in the Common Areas.

8.8	Elevator Service

The Landlord shall provide elevator service in the Building during Normal Business Hours (and at least 1 elevator outside of Normal Business Hours) for use by the Tenant in common with others lawfully using same, except when prevented by reason of maintenance, repairs, failure of electricity or other causes beyond the reasonable control of the Landlord. All Persons using the elevators in the Building do so at their sole risk and the Landlord is not liable for any Claims that may be made by any such Persons in connection with their use of the elevators in the Building.

8.9	Building Security

(a)          The Landlord shall provide security for the Building to a standard consistent, from time to time, with good quality office buildings similar to the Building in the GTA.

(b)          The Landlord shall provide and maintain a card access security system to the Building which monitors all entrance doors and shall provide the Tenant, at the Tenant’s sole cost, with the necessary cards for its employees and visitors. The Tenant shall have the right to install its own card access system for the Premises which will be compatible with the Landlord’s system.

(c)          The Tenant, acting reasonably and at its own expense, may install in and for the Premises such security devices and systems which it deems to be useful or necessary, including burglar alarms and locks, provided that it provides that the Landlord with all necessary keys, codes and other access devices so as to allow the Landlord to have access to the Premises in the event of an emergency or in connection with the exercise of its rights and remedies in this Lease or at law.

(d)          The Tenant, the Tenant’s Employees and those having business with the Tenant at the Premises must comply with the Landlord’s security requirements for the Building.

8.10	Directory Board

The Tenant’s name and location in the Building shall be posted on all directory boards in the Building and with plaque signage at suite entry door with style and materials of suite entry signage to be agreed. These signs shall be at the Landlord’s cost and installed by the Landlord. Any future changes the Tenant may request shall be at the cost of the Tenant.

ARTICLE 9.00 - MAINTENANCE AND REPAIRS

9.1	Tenant’s and Landlord’s Repairs

(a)          If the Development or any part of it becomes damaged or destroyed through the negligence, carelessness or misuse by the Tenant, the Tenant’s Employees or anyone permitted by it to be in the Development, or through it or them in any way stopping up or injuring the heating apparatus, water pipes, drainage pipes, or other equipment or part of the Development, the expense of the necessary repairs, replacements or alterations shall be borne by the Tenant who shall pay the same to the Landlord as Additional Rent forthwith upon demand.

(b)	Subject to sections 9.4 and 17.1, the Tenant shall, at all times during the Term at its sole cost and expense:

(i)	keep and maintain the Premises in good order, first-class condition and repair (which includes periodic painting and decorating and preventative maintenance) as would a prudent owner; and

(ii)	make and carry out all needed maintenance, repairs and replacements to and for the whole of the Premises (including all appurtenances, fixtures, equipment and contents, including, without limitation, all entrances, windows and glass other than that forming part of the exterior walls of the Building or the enclosing walls of any atriums thereof, partitions, doors, store fronts, signs (both interior and exterior) and leasehold improvements), so as to maintain same to a standard consistent with premises in a first class office building. The Tenant shall make all needed repairs and replacements with due diligence and dispatch.

(c)	The Tenant’s obligation to repair and maintain the Premises do not extend to:

(i)	repairs and maintenance necessitated by reasonable wear and tear to the Premises which would not be repaired by a careful and prudent owner of a first class building of the same type as the Building;

(ii)	repairs to be made by the Landlord pursuant to section 9.1(d); and

(iii)	Insured Damage.

(d)           Subject to section 17.1, the Landlord shall at all times throughout the Term, but subject to the other provisions of this Lease, maintain and repair or cause to be maintained and repaired the following:

(i)	the structure of the Building (including the Premises) including, without limitation, the footings and foundations, structural columns and beams, exterior walls, bearing walls, subfloors and roof structure;

(ii)	the Common Areas (including, without limitation, the elevators in the Building); and

(iii)	Insured Damage.

The timing and all aspects of the carrying out of such repairs, replacements and maintenance is within the sole discretion of the Landlord. The Landlord may, subject to section 5.1(b), include the costs of such maintenance, repairs and replacements in the Operating Costs. If, however, any such maintenance, repairs or replacements are necessitated as a result of:

(iv)	the negligence, omission or wilful acts of the Tenant or the Tenant’s Employees; or

(v)	the application of applicable Laws as a result of the business carried on by the Tenant in the Premises,

then (except in the case of Insured Damage) the Tenant will be responsible for the cost of such maintenance, repairs and replacements (together with the Landlord’s administrative fee of 15% of such costs) (collectively, the “Repair Costs”). If required by the Landlord, the Tenant shall provide a deposit to the Landlord equal to the Landlord’s estimate of the Repair Costs (the “Repair Deposit”) and the Landlord shall be under no obligation to undertake the relevant maintenance, repairs or replacements until such time as it receives the Repair Deposit. If the Repair Costs are to be paid by the Tenant, then upon completion of the repairs the Landlord will provide the Tenant with an invoice for the Repair Costs and:

(vi)	to the extent that the Repair Costs exceed the Repair Deposit actually received by the Landlord (if any), the Tenant shall pay such excess to the Landlord within 20 days following the date that the Tenant receives such invoice; or

(vii)	to the extent that the Repair Costs are less than the Repair Deposit actually received by the Landlord (if any), the Landlord shall pay the deficiency to the Tenant within 20 days following the date that the Tenant receives such invoice.

(e)         Except as expressly set out in this Lease, the Landlord is not responsible for making any repairs or replacements in and to the Premises of any nature or kind whatsoever.

9.2	Repair on Notice

The Tenant shall commence to repair upon 15 days’ notice in writing from the Landlord (or such shorter period as may be required by the Landlord, acting reasonably) but the Landlord’s failure to give notice shall not relieve the Tenant from its obligation to repair. If, after receiving such notice, the Tenant refuses or neglects to perform the repairs required by section 9.1 to the reasonable satisfaction of the Landlord, the Landlord may, but shall not be obligated to, make such repairs without liability to the Tenant for any loss or damage that may accrue to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof and upon completion thereof, the Tenant shall pay, as Additional Rent, the Landlord’s costs for making any such repairs plus the Landlord’s administrative fee of 15% of such costs.

9.3	Landlord’s Right to Enter

(a)          The Landlord and the Landlord’s Employees may, at all reasonable times and on at least 24 hours prior notice (except in the case of an emergency, real or apprehended, when no notice is required), enter the Premises for the purpose of:

(i)	viewing the state of repair and maintenance of the Premises. The Tenant shall comply with all requirements of the Landlord with respect to the care, maintenance and repair thereof, provided that they are not inconsistent with Tenant’s obligations contained in section 9.1;

(ii)	making such repairs and replacements as are the Landlord’s obligations under this Lease;

(iii)	making such repairs and replacements as are the Tenant’s obligations pursuant to the terms of this Lease and which the Tenant is in default of making after the expiry of the 15 day notice period referred to in section 9.2;

(iv)	making changes and additions to the pipes, conduits, wiring and ducts in the Premises where necessary to serve other premises in the Building; or

(v)	for any other purpose necessary to enable the Landlord to perform the Landlord’s Covenants or exercise its rights under this Lease.

(b)          The Landlord may bring onto the Premises all materials required in order for it to exercise its rights in this section 9.3.

(c)           In order to effect any maintenance, repairs, replacements, alterations or improvements which are the Landlord’s obligation under this Lease, or which the Landlord is entitled to carry out pursuant to this Lease, the Landlord may, without any liability whatsoever and without thereby constituting an interference with the Tenant’s rights under this Lease or a breach by the Landlord of this Lease, and without thereby entitling the Tenant to any rights in respect thereof, temporarily suspend or modify the provision of Utilities to the Premises.

(d)	In exercising its rights in this section, the Landlord shall:

(i)	do so as expeditiously as reasonably possible;

(ii)	endeavour to minimize the interference with the Tenant’s business operations in the Premises; and

(iii)	in the case of the exercise of its rights under section 9.3(c) (other than in the case of an emergency, real or apprehended), give the Tenant at least 2 Business Days prior written notice and endeavour to coordinate the timing of any suspension of Utilities with the Tenant.

(e)          The Tenant shall not be entitled to any abatement in Rent as a result of the Landlord exercising its rights in this section 9.3. The Landlord shall not be liable for any damage caused to any property located in the Premises as a result of the Landlord exercising its rights in this section 9.3.

(f)           If the Tenant is not present to open and permit an entry into the Premises, the Landlord or the Landlord’s Employees may, using reasonable force, exercise the Landlord’s rights in section 9.3(a) to enter the Premises without rendering the Landlord or the Landlord’s Employees liable therefor, and without affecting or releasing the Tenant from the observance and performance of any of the Tenant’s Covenants.

(g)          Nothing in this section shall impose upon the Landlord any obligation, responsibility or liability for the care, maintenance or repair of the Premises, except as specifically provided in this Lease.

9.4	Alterations or Improvements

(a)          The Tenant will not commence nor make any Alterations to any part of the Premises without the Landlord’s prior written consent. Despite the foregoing, the Tenant does not require the Landlord’s consent to carry out any interior Alterations:

(i)	for which a building permit is not required by applicable Laws,

but the Tenant must give the Landlord prior written notice of its intention to make such Alterations and otherwise comply with the provisions of this section in performing such Alterations.

(b)	If any proposed Alterations:

(i)	affect the structure of the Premises or the Building or the roof of the Building;

(ii)	affect any part of the Premises which may be under warranty to the Landlord;

(iii)	affect any of the electrical, plumbing, mechanical, heating, ventilating or air-conditioning systems or other base Building systems thereof, or otherwise require compatibility with the Landlord’s systems;

(iv)	are to be installed outside of the Premises;

(v)	are installed within the Premises but are part of the Common Areas; or

(vi)	affect the Common Areas, the exterior doors of the Premises or the perimeter walls of the Premises including, without limitation, the windows or glass portions thereof,

then the Landlord may:

(vii)	require such Alterations to be performed by the Landlord or its contractors, but at the Tenant’s sole cost and expense. The Tenant shall pay all such costs and expenses, including, without limitation, the cost of all Experts retained by the Landlord (plus a sum equal to 15% of all such costs representing the Landlord’s administrative fee), within 15 days of receiving an invoice from the Landlord; and/or

(viii)	refuse its consent to the proposed Alterations.

(c)           No Alterations by or on behalf of the Tenant shall be permitted which may weaken or endanger the structure or adversely affect the condition or operation of the Premises or the Building or diminish the value thereof, or restrict or reduce the Landlord’s coverage for municipal zoning purposes.

(d)	Prior to commencing any Alterations, the Tenant shall submit to the Landlord:

(i)	details of the proposed Alterations, including, without limitation, drawings and specifications prepared by qualified architects or engineers;

(ii)	such indemnification against liens, costs, damages and expenses as the Landlord shall reasonably require; and

(iii)	evidence satisfactory to the Landlord that the Tenant has obtained all necessary consents, permits, licences and inspections from all Authorities having jurisdiction.

(e)	All Alterations by the Tenant shall be:

(i)	at the sole cost of the Tenant;

(ii)	performed by competent workmen who are approved by the Landlord and whose labour union affiliations are compatible with others employed by the Landlord and its contractors and who are fully covered by the Workplace Safety and Insurance Board of Ontario. However, the Tenant must retain the Landlord’s base building mechanical, electrical and structural engineering consultants to ensure compatibility of the Building Systems and the Alterations;

(iii)	performed in a good and workmanlike manner in accordance with the approved drawings and specifications, all applicable Laws and the very best standards of practice;

(iv)	subject to the reasonable supervision and direction of the Landlord;

(v)	completed as expeditiously as possible with good quality, new materials; and

(vi)	done in accordance with any design criteria manual which the Landlord may have created for the Building. In the event of any express conflict between the provisions of this Lease and the provisions of such design criteria manual, the provisions of this Lease shall prevail in all cases.

(f)	During the making of the Alterations, the Tenant shall:

(i)	remove, or cause its contractors to remove, all garbage and debris in connection with the Alterations from the Premises daily and place same into garbage containers for that purpose. If any such garbage or debris is removed by the Landlord’s forces, then the Landlord may invoice the Tenant for the costs of doing so and such invoice must be paid by the Tenant within 15 days following receipt of such invoice;

(ii)	carry builder’s all risks insurance satisfactory to the Landlord, acting reasonably, and provide the Landlord with a certificate of insurance certifying that the Tenant has taken out such insurance, which certificate must be signed by or on behalf of the insurer and be in a form acceptable to the Landlord. The Tenant may not commence any Alterations until the Landlord has approved such insurance certificate; and

(iii)	retain on the Premises one set of the Tenant's plans with the Landlord’s approval endorsed thereon.

(g)         The Tenant is responsible for all costs incurred by the Landlord (including, without limitation, fees of architects, engineers and designers) incurred in dealing with Tenant’s request for Landlord’s consent to any Alterations, whether or not such consent is granted, and in inspecting and supervising any such Alterations, together with a management fee in the amount of:

(i)	in connection with all other Alterations, 15% of the costs of the Alterations.

The Tenant shall pay such costs and management fee to the Landlord within 15 days following the Tenant’s receipt of an invoice for such costs and management fee.

(h)         Any Alterations made by the Tenant without the prior written consent of the Landlord or which are not in accordance with the drawings and specifications approved by the Landlord shall, if requested by the Landlord, be promptly removed by the Tenant at its expense and the Premises restored to their previous condition, failing which the Landlord may do and the Tenant shall pay the Landlord the Landlord’s costs in doing so, plus an administrative fee equal to 15% of such costs, within 15 days following receipt of an invoice from the Landlord.

(i)          Upon completion of any Alterations, the Tenant shall provide to the Landlord as-built drawings for the Premises and shall secure all applicable statutory declarations and certificates of inspection, approval and occupancy and provide evidence of same to the Landlord.

(j)          Under no circumstances shall the Tenant, its employees, agents, contractors, suppliers or workmen enter onto the roof of the Building or make any opening in the roof of the Premises in connection with the performance of any Alterations or for any other reason whatsoever.

(k)          The Tenant shall furnish to the Landlord within 15 days following demand, a statutory declaration or other evidence satisfactory to the Landlord stating that there no liens or other encumbrances have been registered against title to the Lands in connection with the Alterations and that all accounts for work, services and materials have been paid in full with respect to all of Alterations. The Tenant shall also furnish to the Landlord within 15 days following demand, any other information requested by the Landlord regarding the supply of work, services and materials in connection with the performance of the Alterations, including without limitation details of the costs actually expended by Tenant in the performance of the Alterations.

(l)           The opinion in writing of the Landlord’s Expert shall be binding on both the Landlord and Tenant respecting all matters of dispute regarding the Alterations, including, without limitation, the state of completion and whether or not the Alterations are completed in a good and workmanlike manner and in accordance with Tenant’s plans and specifications for the Alterations and with the provisions of this section.

(m)         Notwithstanding any consents granted by the Landlord to any proposed Alterations, such consents relate only to the general acceptability of the proposed Alterations and that by giving such consents, the Landlord shall not be deemed to have any direct or indirect interest, responsibility or liability with respect to such Alterations or the design, installation or maintenance of same or for the payment of same, all of which shall be the sole responsibility of the Tenant. Without limiting the generality of the foregoing, and notwithstanding any notices which the Landlord may receive from the Tenant’s contractors or subcontractors, the Landlord shall not be liable, and no lien or other encumbrance shall attach to the Landlord’s interest in the Development, pursuant to the Construction Lien Act (Ontario) or any other Laws, in respect of materials supplied or work done by Tenant or on behalf of Tenant (including if done by or on the direction of the Landlord pursuant to its rights in this section) or related to any Alterations, and Tenant shall so notify or cause to be notified all its contractors and subcontractors. The Tenant shall indemnify and save harmless the Landlord from any Claims suffered or incurred by the Landlord which arise out of the performance of the Alterations. The Tenant acknowledges and agrees that the provision of any materials, work or services performed by the Landlord at Tenant’s expense in respect of any Alterations or pursuant to any provision of this Lease shall be deemed to be provided by the Landlord on the Tenant’s behalf as the Tenant’s contractor.

9.5	Notify Landlord

The Tenant shall give immediate notice in writing to the Landlord of any damage caused to the Premises or the Development upon such damage becoming known to the Tenant. If the Landlord is responsible for repairing any such damage and the Tenant fails to give notice of such damage to the Landlord in accordance with its preceding obligation, the Tenant shall be liable for such of the costs incurred by the Landlord in repairing such damage as can be shown to be directly attributable to such failure on the part of the Tenant (including, without limitation, additional costs incurred by the Landlord in repairing such damage and which would not have been incurred had the Tenant given notice of such damage to the Landlord in accordance with its obligations in this section).

9.6	Maintenance of the Premises

The Tenant shall keep, operate and maintain the Premises in a clean and sanitary condition having regard to the nature of the business operations being carried on therein and shall leave the Premises in a reasonably tidy condition at the end of each day. The Tenant shall be responsible for the cost of removing all of its trash and refuse arising from the Tenant’s Work and the stocking and operation of its business in the Premises.

9.7	Loading and Unloading

The Tenant shall ensure that all deliveries or movement of heavy articles to and from the Premises shall be made only by doorways or corridors designated by the Landlord for such purpose.

9.8	Glass

The Tenant shall pay the cost of replacement with equal quality and size of any glass broken on the Premises including outside windows and doors of the perimeter of the Premises (including perimeter of the windows in the exterior walls) during the Term and any Fixturing Period provided that any window breakage is caused by the Tenant’s negligence.

9.9	Pest Extermination

The Landlord shall engage the services of a pest extermination contractor to provide pest extermination services in the Building at such intervals as the Landlord may require and the costs of such contractor may be included in Operating Costs.

9.10	Tenant Not to Overload

The Tenant shall not:

(a)	bring upon the Premises or any part thereof, any machinery, equipment, article or thing that by reason of its weight, size or use, might in the opinion of the Landlord damage the Premises;

(b)	overload the floors of the Premises;

(c)	overload any of the utility, electrical, mechanical or structural systems in or servicing the Premises;

(d)	place anything on or suspend anything from the roof structure or the building structure any loads whatsoever without first obtaining the Landlord’s prior written consent, which consent may be unreasonably and arbitrarily withheld.

If any damage is caused to the Premises by any machinery, equipment, object or thing or by its overloading, or by any act, neglect, or misuse on the part of the Tenant, the Tenant will forthwith repair the same, or at the option of the Landlord, pay the Landlord forthwith on demand the cost of making good the same together the Landlord’s administrative fee of 15% of such costs.

9.11	Protection of Equipment

The Tenant shall protect from damage all of the heating and air-conditioning apparatus, water, gas and drain pipes, water closets, sinks and accessories thereof in or about the Premises and keep same free from all obstructions that might prevent their free working and give to the Landlord prompt written notice of any accident to or defects in same or any of their accessories. Any damage resulting from misuse or failure to protect same shall be the sole responsibility of the Tenant. The Tenant specifically undertakes to install and maintain at its sole cost and expense, fire extinguishers and such other fire protection equipment as is deemed reasonably necessary or desirable by the Landlord or any governmental or insurance body.

9.12	Excavation

If an excavation is made or authorized upon the Lands or land adjacent to the Lands, the Tenant shall grant the Persons making or authorized to make such excavation permission to enter upon the Premises for the purpose of doing such work as the Landlord considers necessary to preserve the walls of the Building from injury or damage and to support the same in an appropriate manner, without giving rise to any claim for damages or indemnification against the Landlord or for any abatement in Rent.

ARTICLE 10.00 - USE OF PREMISES

10.1	Use of Premises

The Premises may only be used for the Permitted Uses and may not be used, in whole or in part, for any other business or purpose.

10.2	Conduct of Business

The Tenant shall conduct its business in the Premises in a reputable and first class manner. The Tenant acknowledges and agrees that it is only one of many tenants in the Building and, accordingly, the Tenant will conduct its business in the Premises in the best interests of the Building as a whole. In the conduct of its business, the Tenant shall:

(a)	not do, nor suffer or permit to be done, any acts which may damage the Development or be a nuisance or menace to the Landlord or to other tenants in the Building;

(b)	not do, nor suffer or permit to be done, any act in or about the Development which hinders or interrupts the flow of traffic to, in and from the Building and not do, nor suffer or permit anything to be done which will in any way obstruct the free movement of persons doing business in the Building with any tenant or other occupant in the Building;

(c)	not commit or suffer or permit to be committed any waste upon the Premises;

(i)	not sell, or permit the sale of, counterfeit goods;

(ii)	not engage in acts or activities (including, without limitation, the sale of goods or services) which may infringe the intellectual property rights of third parties;

(d)	not obstruct any conduit, wiring, pipe, duct, access panel and the like or do or omit to do any other thing which would unreasonably restrict access to any Building system or facility including, without limitation, heating, ventilating or air-conditioning units or equipment;

(e)	not use any loud speakers, television, phonographs, radios or other devices in a manner so that they can be heard or seen outside of the Premises;

(f)	not engage in any business, conduct or practice which, in the Landlord's reasonable opinion, may harm the business or reputation of the Landlord or reflect unfavourably on the Building or its tenants and, if the Landlord determines that the Tenant is engaging in any such business, conduct or practice, the Tenant shall immediately cease same upon receipt of written notice from the Landlord instructing the Tenant to stop such business, conduct or practice.

10.3	Observance of Law

The Tenant shall, at its sole cost and expense, and subject to the other provisions of this Lease, promptly:

(a)	observe and comply with all provisions of all Laws now or hereafter in force which pertain to or affect the Premises, the Tenant’s use of the Premises or the conduct of any business in the Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Premises;

(b)	observe and comply with all police, fire and sanitary regulations imposed by any Authority or made by fire insurance underwriters; and

(c)	carry out all modifications, alterations or changes of or to the Premises and the Tenant’s conduct of business in or the use of the Premises which are required by any Authority.

10.4	Window Coverings

Without the prior written consent of the Landlord, the Tenant shall not install any blinds, drapes, curtains or any other window coverings in the Premises and shall not remove, add to or change the blinds, drapes, curtains or other window coverings installed by the Landlord from time to time. The Tenant shall keep all window coverings open or closed at various times as the Landlord may from time to time reasonably direct by the rules and regulations or otherwise, to the extent that closing or opening the window coverings is required for the Tenant’s comfort.

10.5	Rules and Regulations

The Tenant and the Tenant’s Employees are bound by, and shall observe the rules and regulations attached as Schedule E and such further and other rules and regulations made hereafter by the Landlord relating to the Development of which notice in writing shall be given by the Landlord to the Tenant. The Landlord may from time to time amend or supplement the rules and regulations or adopt and promulgate additional rules and regulations applicable to the Development, including, without limitation, rules and regulations for the operation and maintenance of the Common Areas, business hours of the Building, lighting of premises and display sign and other matters relating to the establishment of a proper image for the Development, which rules and regulations may differentiate between different types of businesses in the Building. All such rules and regulations are deemed to be incorporated into and form part of this Lease, but if there is a conflict between such rules and regulations and the other provisions of this Lease, such other provisions of this Lease will prevail. The Landlord will not be responsible to the Tenant for the non-observance or violation of any provisions of such rules and regulations or of the terms of any other lease of premises in the Building, and is under no obligation to enforce any such provisions.

10.6	Energy Conservation

The Tenant shall cooperate with the Landlord regarding any programs and procedures undertaken by the Landlord, either voluntarily or by reason of legal, regulatory or insurance requirements, for environmental improvement, pollution control, waste recycling, energy conservation and similar matters.

10.7	Name of Building

The Tenant will not refer to the Building by any name other than such name as may be designated from time to time by the Landlord as the name of the Building and the Tenant may use the name of the Building for the business address of the Tenant and for no other purpose without the written consent of the Landlord.

10.8	Exhibiting Premises

The Landlord and the Landlord’s Employees shall be entitled to, at all reasonable times and on at least 24 hours prior notice to the Tenant, enter upon the Premises in order to exhibit them to such Persons as the Landlord may determine.

10.9	Access

The Tenant may have access to the Premises throughout the Term, subject to the Landlord’s reasonable security requirements and the other provisions of this Lease.

10.10	Telecommunications

(a)          The Tenant may utilize a telecommunication service provider of its choice with the Landlord’s prior written consent, subject to the provisions of this Lease and the following:

(i)	the Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including without limitation, the cost of installation, service, materials, repairs, maintenance, removal, interruption or loss of telecommunication service;

(ii)	the Landlord must first reasonably determine that there is sufficient space in the risers of the Building for the installation of the service provider’s wiring and cross connect;

(iii)	the Tenant shall indemnify and hold harmless the Landlord for all Claims suffered or incurred by Landlord caused by or arising out of, either directly or indirectly, any acts or omissions by the service provider or the telecommunication equipment that the Tenant arranges to have installed in the Building and the Premises;

(b)         The Tenant is be responsible for the costs associated with the supply and installation of telephone, computer and other communication equipment and systems and related wiring within the Premises to the boundary of the Premises for hook up or other integration with telephone and other communication equipment and systems of a telephone or other communication service provider, which equipment and systems of the service provider are located or are to be located in the Building pursuant to the Landlord’s standard form of licence agreement and, subject to the provisions of section 15.1 for the removal of same.

(c)          The Landlord shall supply space in Building’s risers and space on floor(s) of the Building in which the Premises are located, the location of which shall be designated by the Landlord, to telecommunication service providers who have entered into the Landlord’s standard form of licence agreement for the purpose, without any cost or expense to the Landlord therefor, of permitting installation in such risers and on such floor(s) of telephone and other communication services and systems (including data cable patch panels) to the Premises at a point designated by the Landlord.

(d)          The Landlord has the right to assume control of wiring, cables and other telecommunication equipment in the Building and may designate them as part of the Common Areas.

(e)          The Tenant will not install or use any telecommunication equipment (including, without limitation, any wireless equipment, antennae or related equipment) that creates a health hazard or that interferes with the operating systems of the Building or the telecommunication equipment of the Landlord or other occupants of the Building.

(f)	If the Tenant sets up a wireless network within the Premises then:

(i)	the Tenant shall cooperate fully with the Landlord and others if any spectrum management requirements or programs are put in place to ensure that radio frequencies, channels and unlicensed portions of the radio frequency spectrum operate harmoniously within the Building and do not cause any interference with telecommunications or systems outside of the Building;

(ii)	the Tenant may be required to pay an equitable share, determined by the Landlord, of the costs incurred by the Landlord for spectrum management, as well as costs of monitoring, inspecting, investigating, and obtaining reports relating to wireless equipment usage; and

(iii)	the Tenant will abide by any recommendations made by the Landlord’s Experts relating to spectrum management and the mitigation of interference, security and reception issues.

(g)          The Tenant acknowledges that the Landlord makes no representation concerning, and assumes no responsibility for, any telecommunications or telecommunications equipment of the Tenant or for managing, controlling or protecting telecommunications of the Tenant. The Tenant is fully responsible for satisfying itself concerning all aspects of the Building, its operations and those of its occupants having regard to telecommunication matters and related equipment and will indemnify the Landlord against all Claims relating to disruption that are made by third parties with whom the Tenant or occupants of the Premises communicate via telecommunications.

(h)         The Tenant shall not resell telecommunication services (wireless or otherwise) using equipment situated on the Premises or in the Building.

(i)           The Tenant will not permit any personnel employed by it or any occupant of the Premises to engage in so called “hacking” or other unauthorized use of telecommunication or wireless facilities in, adjacent to or serving the Building or any of its occupants.

10.11	Health Emergency

If the Landlord determines that a Health Emergency exists:

(a)	the Landlord may:

(i)	amend, supplement or otherwise enforce any existing health emergency rules or regulations in existence;

(ii)	pass additional rules and regulations; and

(iii)	impose restrictions to mitigate or minimize the effects of a Health Emergency by controlling access to parts of the Building, imposing sanitization requirements (including, without limiting the generality of the foregoing, requiring the Tenant to decontaminate all or any part of the Premises) and implementing health precautions consistent with advice from any authority having jurisdiction including, without limitation, medical experts or public health officials.

(b)	the Landlord will not be considered to be in default under this Lease by reason of:

(i)	anything it does pursuant to section 10.11(a); or

(ii)	any decision it makes in good faith in response to a Health Emergency,

and will not be liable in contract, tort or any other basis of liability, statutory or otherwise, by reason of any action, omission or failure to act in connection with or as a result of a Health Emergency.

(c)	the Landlord will not be in default of any of the Landlord’s Covenants if it determines that it needs to suspend, reduce or restrict access to the Building or the services that it is obligations under this Lease to provide, including, without limitation, janitorial services.

ARTICLE 11.00 - ENVIRONMENTAL MATTERS

11.1	Hazardous Substances

(a)          Without limiting the provisions of section 10.3, the Tenant shall, at its sole cost, comply with all Environmental Laws and all environmental policies which may be established by the Landlord from time to time in respect of the use, treatment, handling, clean up and disposal of Hazardous Substances.

(b)          The Tenant may not bring or allow to be present in the Premises any Hazardous Substances, other than those Hazardous Substances normally used in business offices. The Tenant shall properly contain and handle all Hazardous Substances within the Premises and dispose of same in accordance with all applicable Environmental Laws.

(c)           The Tenant shall not use any Hazardous Substances in a manner which may cause or contribute to an adverse environmental effect upon the Premises, the Lands, any other lands or to the environment.

(d)           The Tenant is solely responsible and liable for any clean-up and remediation required by the Landlord or any Authority having jurisdiction of any Hazardous Substances which the Tenant, the Tenant’s Employees or any Transferee caused or allowed to be brought into or released from the Premises.

(e)           All Hazardous Substances brought or allowed onto the Lands during the Term by the Tenant, the Tenant’s Employees or a Transferee shall, despite any other provision of this Lease to the contrary and any expiry, termination or disclaimer of this Lease, be and remain the property and sole responsibility of the Tenant regardless of the degree or manner of affixation of such Hazardous Substances to the Premises.

(f)           If the Tenant is required by any applicable Environmental Laws to maintain environmental and operating documents and records, including, without limitation, permits and licenses (collectively, “Environmental Records”), the Tenant shall maintain all requisite Environmental Records in accordance with all applicable Environmental Laws. The Landlord may inspect all Environmental Records at any time during Term on 24 hours’ prior written notice.

(g)          Upon the expiry of the Term, or at such other times as may be required by any lawful Authority, the Tenant shall remove all Hazardous Substances from the Premises which were placed, brought or allowed onto the Premises during the Term by the Tenant, the Tenant’s Employees or any Transferee and carry out all remediation work necessitated as a result of such removal, all at the Tenant’s sole cost and expense. If the removal of any such Hazardous Substances from the Premises is prohibited by any Environmental Laws, the Tenant shall take whatever action is required to ensure compliance with any Environmental Laws.

(h)          As between the Landlord and the Tenant, the only Hazardous Substances for which the Landlord is responsible are those Hazardous Substances:

(i)	brought on to the Premises by the Landlord or the Landlord’s Employees; and

(ii)	which were located on the Premises prior to the Tenant taking possession of the Premises.

The Landlord’s responsibility is, however, limited to:

(iii)	such clean-up, encapsulation or removal of such Hazardous Substances as may be lawfully required by a governmental Authority or lawfully required in order for Tenant to carry on business in the Premises; and

(iv)	all costs, fines and penalties (whether levied against the Landlord or the Tenant) relating to such Hazardous Substances and levied by an Authority having jurisdiction

11.2	Inspection Right

(a)          The Landlord may enter the Premises for the purpose of causing an environmental audit of the Premises to be carried out, the scope and extent of such audit to be determined by the Landlord in its sole discretion, and in connection with such audit, the Landlord may:

(i)	conduct tests and environmental assessments or appraisals;

(ii)	remove samples from the Premises;

(iii)	examine and make copies of any relevant documents or records relating to the Premises; and

(iv)	interview the Tenant’s Employees.

(b)          The scope and breadth of any such environmental audit will be determined by the Landlord in its sole discretion. The Tenant will be responsible for the cost of any such audit if such audit reveals a breach by the Tenant of the Tenant’s Covenants relating to Hazardous Substances contained in this Lease, in which case the Tenant will be responsible for the cost of such audit, same to be paid by the Tenant to the Landlord within 30 days following the Tenant receiving an invoice on account of such costs from the Landlord.

(c)          If any audit reveals any breach by the Tenant of the Tenant’s Covenants contained in this Lease, the Tenant shall immediately take such steps as are necessary so as to rectify such breach.

11.3	Survival of Obligations

For clarity, the obligations of the Tenant under this Article relating to Hazardous Substances shall survive the expiry, repudiation or earlier termination of this Lease. To the extent that the performance of such obligation requires access to or entry upon the Premises or the Lands, or any part thereof, following such expiry, repudiation or earlier termination:

(a)	the Tenant may only have such entry and access at such times and upon such terms and conditions as the Landlord may from time to time specify; and/or

(b)	the Landlord may undertake the performance of any necessary work in order to complete such obligations of the Tenant, but having commenced such work, the Landlord shall have no obligation to the Tenant to complete such work and may require the Tenant to do so. All costs incurred by the Landlord in undertaking such work, together with an administrative fee of 15%, shall be paid by the Landlord to the Tenant within 20 days following delivery to the Tenant of an invoice for such work.

ARTICLE 12.00 - INSURANCE AND INDEMNIFICATION

12.1	Tenant’s Insurance

(a)           The Tenant shall, at its sole cost and expense, take out and keep in full force and effect throughout the Term and any period when it is in possession of the Premises, the following insurance:

(i)	“all-risks” insurance (including flood and earthquake) upon property of every description and kind owned by the Tenant, or for which the Tenant is legally liable, or installed by or on behalf of the Tenant, including, without limitation, stock-in-trade, furniture, fittings, installations, signs, alterations, additions, partitions and fixtures and anything in the nature of a Leasehold Improvement in the Premises (regardless of when or who installed same), all of the foregoing in an amount of not less than the full replacement cost thereof without deduction for depreciation. Such insurance shall be subject to an agreed amount clause and with a contingent liability from enforcement of building by-laws endorsement and an inflation protection endorsement. If there is a dispute regarding the amount of full replacement cost, the decision of the Landlord or its Mortgagee will be conclusive. The Landlord and every Mortgagee shall be named as an additional insured on such insurance policies. Such insurance policies may contain reasonable deductibles in amounts acceptable to the Landlord, acting reasonably;

(ii)	commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, contractual liability, “all-risks” tenants’ legal liability for the full replacement costs of the Premises (without depreciation and including the loss of its use), employer’s liability and owners’ and contractors’ protective insurance coverage with respect to the Premises and the Common Areas. The coverage under such insurance is to include the use, activities and operations in the Premises by the Tenant and any other Person and the use, activities and operations in any other part of the Development by the Tenant or any of the Tenant’s Employees or its contractors, subcontractors or agents. Such policies shall be written on a comprehensive basis with limits of not less than $2,000,000.00 for any one occurrence, or such higher limits as the Landlord or its Mortgagee may reasonably require from time to time. The Landlord, the Landlord’s property manager (if any) and the Mortgagee shall be named as additional insureds in such insurance policies;

(iii)	business interruption insurance in an amount which will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in section 12.1(a)(i) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as a result of such perils and which shall include provision for the payment of the Rent required hereunder and be in a profits form of coverage with an indemnity period of not less than 12 months;

(iv)	broad form comprehensive boiler and machinery insurance on a blanket repair and replacement cost basis with limits for each accident in an amount at least equal to the replacement cost (without depreciation) of all Leasehold Improvements and of all boilers, pressure vessels, heating, ventilating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant (other than equipment owned by the Landlord) or by others (other than the Landlord) on behalf of the Tenant in the Premises or that relates to or serves the Premises, subject to an agreed amount clause. The Landlord and every Mortgagee shall be named as an additional insured. The Tenant shall only be required to carry such insurance if it has in the Premises equipment that would be covered by such insurance;

(v)	exterior glass insurance; and

(vi)	any other form or forms of insurance as the Tenant or the Landlord or the Mortgagee may reasonably require from time to time in amounts and for insurance risks against which a prudent tenant would protect itself.

The Tenant is responsible for the payment of all insurance premiums for the insurance policies required by this section and for all deductibles payable under the insurance policies required by this section.

(b)	All policies required by this section shall:

(i)	be with insurers acceptable to the Landlord;

(ii)	be in a form satisfactory to the Landlord;

(iii)	contain an endorsement requiring the insurers under such policies to notify the Landlord in writing at least 30 days after any material change or cancellation thereof;

(iv)	contain a waiver in favour of the Landlord, the Landlord’s property manager and any Mortgagee of any breach of warranty clause such that the insurance policies in question will not be invalidated in respect of the interests of the Landlord and any Mortgagee by reason of a breach by the Tenant of any warranty contained in such policies; and

(v)	contain a clause stating that the Tenant’s insurance policy will be considered as primary insurance and will not call into contribution any other insurance that may be available to the Landlord.

(c)          All property, boiler and machinery and business interruption insurance required pursuant to this section shall contain a waiver of any rights of subrogation which the insurers of the Tenant may have against the Landlord and the Landlord’s Employees whether the damage is caused by the act, omission or negligence of the Landlord or the Landlord’s Employees. All property and boiler and machinery insurance shall:

(i)	contain a dispute loss agreement clause;

(ii)	contain the Mortgagee’s standard form of mortgage clause; and

(iii)	name the Landlord as the first loss payee in respect of the Leasehold Improvements in the Premises.

(d)         Prior to the earlier of the commencement of any Fixturing Period and the Commencement Date, and within 10 days following the Landlord’s written request from time to time, the Tenant shall furnish to the Landlord:

(i)	a certificate of insurance in the form attached as Schedule “H” signed by the Tenant’s insurers or the authorized representative of the insurer; or

(ii)	if required by the Landlord or any Mortgagee, certified copies of all such policies.

In no event shall the Tenant be entitled to have possession of the Premises until such time as such certificate or certified copies, as the case may be, are received and approved by the Landlord. The Tenant shall provide written evidence of the continuation of such policies not less than 10 days prior to their respective expiry dates. No review, approval or acceptance of any insurance policy or certificate by the Landlord will in any way alter the Landlord’s rights under this Lease or the Tenant’s obligations under this section

If:

(iii)	the Tenant fails to take out or maintain any of the insurance required by this section; or

(iv)	any of the insurance required by this section is not approved by the Landlord and the Tenant fails to rectify the situation within 48 hours after written notice by the Landlord that it does not approve of such insurance, the Landlord shall have the right, but not the obligation, to: (A) terminate this Lease; or (B) effect the insurance required by this section, and to pay the cost of premiums therefor. In such event, the Tenant shall pay to the Landlord, as Additional Rent, the amount so paid by the Landlord, plus 15% thereof as an administrative charge, on demand.

(e)          Regardless of any other provision of this Lease to the contrary, the Tenant hereby releases and waives any and all Claims against the Landlord and the Landlord’s Employees with respect to occurrences to be insured against by the Tenant in accordance with its obligations under this Lease and whether any such Claims arise as a result of the negligence or otherwise of the Landlord or the Landlord’s Employees.

(f)          In case of loss or damage under the Tenant’s insurance, the proceeds of insurance for the Leasehold Improvements in the Premises shall be and are hereby assigned and made payable to the Landlord as first loss payee. If the Tenant is not in default of its obligations under this Lease, the Landlord shall, upon the Tenant’s written request, release such proceeds to the Tenant in progress payments at stages determined by a certificate of the Landlord’s Expert stating that repairs to each such stage have been satisfactorily completed free of liens by the Tenant. If the Tenant is in default of its obligations under this Lease, the Landlord shall be entitled to retain such proceeds without liability to the Tenant for interest or otherwise until the default has been, in the opinion of the Landlord, remedied. If the Tenant fails to make such repairs, the Landlord may perform the repairs and apply the proceeds to the cost thereof. If the Lease is terminated upon the happening of any damage or any destruction as provided for in Article 17.00 or for any other reason, all such proceeds of insurance shall be retained by the Landlord for the Landlord’s own use.

12.2	Adverse Impact on Insurance

(a)          If any of the Landlord’s insurance premiums are increased by reason of anything done or omitted or permitted to be done by the Tenant or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall be responsible for paying the full amount of such increase. The Tenant shall pay such increase within 15 days after invoices for such additional premiums are rendered by the Landlord. In determining the Tenant’s responsibility for any increased cost of insurance as aforesaid, a statement issued by the organization, company or insurer establishing the insurance premiums or rates for the relevant insurance policies stating the reasons for such increase shall be conclusive evidence in determining the Tenant’s responsibility for same.

(b)          If any insurance on any part of the Development is cancelled or threatened to be cancelled by the insurer by reason of the use or occupation of the Premises or any part thereof by the Tenant or by any Transferee or by anyone permitted by the Tenant to be upon the Premises, and if the Tenant fails to remedy the condition giving rise to the cancellation or threatened cancellation within 48 hours after notice thereof by the Landlord, the Landlord may, at its option, in addition to any other remedy it may have, terminate this Lease by notice in writing to the Tenant and thereupon Rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of same.

12.3	Landlord’s Insurance

(a)          The Landlord shall take out and maintain the insurance specified in sections 12.3(a)(i), 12.3(a)(ii), 12.3(a)(iii) and 12.3(a)(iv) throughout the Term and may take out the insurance contemplated by section 12.3(a)(v) at such times as the Landlord may determine:

(i)	“all-risks” property insurance on the Building and all property owned by the Landlord relative to the Development for an amount not less than replacement cost thereof from time to time (including foundations), against loss or damage by perils or hereafter from time to time embraced by or defined in a standard all-risk insurance policy including but not limited to fire, explosion, impact by air craft or vehicles, lightning, riot, vandalism, malicious acts, smoke, leakage from defective equipment, wind storm, hail, collapse, flood or earthquake;

(ii)	boiler, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus and machinery insurance on the equipment contained in the Building which is owned by the Landlord and on a broad form blanket cover repair and replacement basis;

(iii)	“all-risk” rent and rental value insurance insuring loss of insurable gross profits attributable to the perils insured against by the Landlord, including loss of rent and other amounts receivable from tenants in the Development (assuming full occupancy of the Building), including, without limitation, the Rent payable under this Lease, for an indemnity period of not less than 12 months;

(iv)	commercial general liability insurance on an occurrence basis with respect to the Landlord’s operations in the Development, such coverage to include the Landlord’s Employees and its contractors, subcontractors and agents while working on behalf of the Landlord. Such policy shall contain a limit of not less than $2,000,000.00 per occurrence and in the aggregate; and

(v)	any other form or forms of insurance as the Landlord or its Mortgagee may reasonably require from time to time for insurance risks and in amounts against which a prudent landlord would protect itself.

(b)         All such insurance policies may contain such deductibles as would be carried by a prudent owner of a similar development.

(c)          Despite the Landlord’s covenants in section 12.3(a) and the Tenant’s contributions towards the cost of the Landlord’s insurance:

(i)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord;

(ii)	the Tenant is not entitled to share in or receive the benefit of any portion of any insurance proceeds received by the Landlord; and

(iii)	the Tenant is not relieved of any liability arising from or contributed to by its negligence or wilful acts or omissions.

The Landlord is not accountable to the Tenant regarding the use of any insurance proceeds arising from any claim, and the Landlord is not obliged on account of such contributions to apply such proceeds to the repair or restoration of that which was insured, unless otherwise provided in this Lease. If the Tenant wishes to receive indemnity by way of insurance for any property, work or thing whatever, the Tenant shall insure same for its own account and shall not look to the Landlord for reimbursement or recovery in the event of loss or damage from any cause, whether or not the Landlord has insured same and recovered therefor.

12.4	Limitation of the Landlord’s Liability

The Landlord is not liable or responsible in any way to the Tenant or to any other Person for and the Tenant hereby releases the Landlord in respect of:

(a)	any Injury arising from or out of any occurrence on, in or relating to the Development or any loss or damage to property (including loss of use thereof) of the Tenant or any other Person located in, on or around the Development however caused;

(b)	without limiting the generality of the provisions of section 12.4(a), any Injury to the Tenant or any other Person or loss or damage to property resulting from: strikes; lockouts; war; riots; insurrection; Acts of God; fire; smoke; explosions; falling or defective plaster, ceiling tiles, fixtures or signs; broken glass; steam; fumes; vapours; odours; dust; dirt; cinders; grease; acid; oil; any noxious, offensive or excessive liquids, solids or gases; any Hazardous Substance; debris; vibration; radiation; air or noise pollution; theft; vandalism; breakage; vermin; electricity; electrical or other wiring, computer or electronic equipment or systems malfunction or stoppage; water; rain; floods; flooding; freezing; earthquake, tornado or hurricane; wind; snow; sleet; hail; frost; ice; excessive heat or cold; sewage; sewer backup; toilet overflow; leaks or discharges from any part of the Building, or from any pipes, sprinklers, appliances, equipment, electrical or other wiring, plumbing fixtures, roof, windows, skylights, doors, trap doors or subsurface of any floor or ceiling of any part of the Building or from the street or any other place, or by dampness or climatic conditions or from any other cause whatsoever;

(c)	any Injury, loss or damage caused by other tenants or any Person in the Development or by occupants of adjacent property thereto, or by the public, or by construction or renovation, or by any private, public or quasi-public work, or by interruption, cessation or failure of any public or other utility service or any other cause whatsoever;

(d)	any Injury to the Tenant or any other Person or any loss or damage suffered to the Premises or the contents thereof by reason of the Landlord or its representatives entering the Premises to undertake any work therein, or to exercise any of the Landlord’s rights or remedies hereunder, or to fulfil any of the Landlord’s obligations hereunder, or in the case of emergency;

(e)	all Claims of every nature and kind (including, without limitation, damages for personal discomfort or illness) resulting from or contributed to by any interruption or cessation of or failure in the supply of any Utilities or heating, ventilating, air-conditioning and humidity control or the elevators in the Building; or

(f)	any Injury, loss or damage insured against or required to be insured against by the Tenant pursuant to this Lease.

(g)	Notwithstanding the various limitations of liability noted in section 12.4, the Landlord is liable for any injury, loss or damage to the Tenant caused by the gross negligence of the Landlord.

All property of the Tenant kept or stored on the Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall hold the Landlord harmless from and against Claims arising out of damages to same, including, but not limited to, any subrogation claims by the Tenant’s insurers.

12.5	Indemnification of Landlord

The Tenant shall indemnify the Landlord and save it harmless from and against any and all Claims in connection with:

(a)	any Injury referred to in section 12.4 or any loss or damage to property referred to in section 12.4;

(b)	all Claims of the Tenant and Persons permitted by it to be on the Premises by reason of the suspension, non-operation, or failure for any period of time of any Utilities, heating, ventilating, air-conditioning or humidity control;

(c)	the failure of the Tenant to observe and perform any of the Tenant’s Covenants;

(d)	the occupancy or use by the Tenant of the Premises, including, without limitation, the conduct and operation by the Tenant of its business on the Premises;

(e)	any Hazardous Substance being brought into, produced or maintained in, or discharged from, the Premises during the Term;

(f)	any occurrence in or around the Common Areas caused, in whole or in part, by the act, failures, omissions or negligence of the Tenant or the Tenant’s Employees; and

(g)	any occurrence on the Premises however caused.

In case the Landlord, without actual fault on its part, is made a party to any litigation commenced by or against the Tenant, the Tenant shall protect and hold the Landlord harmless and shall pay all costs and expenses, including legal fees on a solicitor and his own client basis, incurred or paid by the Landlord in connection therewith.

12.6	Employees

(a)          Every indemnity, exclusion or release of liability by the Tenant in this Lease and every waiver of subrogation contained in any of the Tenant’s insurance policies extend to and benefit the Landlord, the Landlord’s Mortgagee, any management company employed by the Landlord to manage the Property and all of their respective servants, agents, directors, officers, employees and those for whom the Landlord is in law responsible (collectively, the “Landlord Beneficiaries”). The Landlord is the agent or trustee of the Landlord Beneficiaries solely to the extent necessary for the Landlord Beneficiaries to take the benefit of this section, but the is under no obligation to take any steps or actions on behalf of the Landlord Beneficiaries to enable them to obtain the benefits of this section unless it chooses to do so in its sole and absolute discretion.

(b)          Every indemnity, exclusion or release of liability by the Landlord in this Lease and every waiver of subrogation contained in any of the Landlord’s insurance policies extend to and benefit the Tenant and the Tenant’s Employees. The Tenant is the agent or trustee of the Tenant’s Employees solely to the extent necessary for the Tenant’s Employees to take the benefit of this section, but the Tenant is under no obligation whatsoever to take any steps or actions on behalf of the Tenant’s Employees to enable them to obtain the benefits of this section unless it chooses to do so in its sole and absolute discretion.

ARTICLE 13.00 - ASSIGNING AND SUBLETTING

13.1	Consent Required

(a)          The Tenant may not effect a Transfer without the prior written consent of the Landlord in each instance, which consent will not be unreasonably or arbitrarily withheld and the decision as to whether or not such consent will be given will not be unreasonably delayed. The consent by the Landlord to any Transfer to a Transferee, if granted, will not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against a Transfer includes a prohibition against any Transfer by operation of law. No Transfer will occur by reason of a failure by the Landlord to reply to a request by the Tenant for consent to a Transfer.

13.2	Factors for Consent

Despite the fact that the Landlord may not unreasonably or arbitrarily withhold its consent to a Transfer, the Landlord will be considered to be reasonably withholding its consent if its reason or reasons for doing so is or are based upon all or any of the following factors:

(a)	any factor which a court of law would consider to be reasonable;

(b)	the Tenant is in default of any of the Tenant’s Covenants;

(c)	there is an outstanding Event of Default;

(d)	the Transferee not having, in the Landlord’s opinion, a satisfactory financial covenant or business history;

(e)	the failure of the Transferee to provide such guarantees or other security as may be required by the Landlord to guarantee or secure the Transferee’s obligations pursuant to any document evidencing the Transfer and its obligations under this Lease;

(f)	the Transferee, its principals or any partnership or corporation in which the Transferee or its principals was a member or a shareholder at the time (other than a public corporation described in section 13.4) having become bankrupt or insolvent or having defaulted (other than by a minor technical default which shall be determined by the Landlord acting reasonably) under the terms of any lease for premises whether leased from the Landlord or other Persons;

(g)	the rent to be charged by the Tenant to the Transferee being less than the Rent;

(h)	the Transferee does not intend to actually use and occupy the Premises in accordance with the terms of this Lease;

(i)	the Transferee being an existing tenant of the Landlord;

(j)	the Landlord having available for leasing to the Transferee other premises in the Development; or

(k)	the giving of such consent would cause the Landlord to be in breach of restrictive or exclusive use clauses granted by the Landlord to other tenants in the Building.

13.3	Transfers

(a)           If the Tenant intends to effect a Transfer, in whole or in part, the Tenant shall provide the Landlord with prior written notice of its intention to effect a Transfer, which written notice shall set out the name of the proposed Transferee and its principals and be accompanied by:

(i)	such information regarding the proposed Transferee as the Landlord may reasonably require in order to determine whether or not to consent to the proposed Transfer, including, without limitation, information concerning the principals of the Transferee, a detailed breakdown of the proposed Transferee’s, and its principals’, prior business experience, complete credit, financial and business information regarding the proposed Transferee and its principals and an original copy of all documents and agreements relating to the proposed Transfer; and

(ii)	the Landlord’s then current non-refundable administrative fee for considering the Tenant’s request for consent (currently being $1,000.00, plus HST). Such fee excludes any legal fees and disbursements which the Landlord may incur in connection with a request for its consent.

The Landlord shall not be required to consider any request for its consent until such time as it has received all of the preceding information and monies. The Landlord will, within 15 days after having received such written notice and all such necessary information and monies, notify the Tenant in writing either that:

(iii)	it consents (subject to the Tenant complying with all of the provisions of this section 13.3 on its part to be complied with) or does not consent to the Transfer; or

(iv)	it elects to cancel this Lease in preference to giving its consent. If the proposed Transfer relates to only a part of the Premises, the Landlord’s right to cancel this Lease will relate only to such part and, in such event, the Tenant will, at its sole cost and expense, arrange for the partitioning of the Premises so as to separate the part being proposed to be transferred from the remainder of the Premises, subject to the provisions of section 9.4. If the Landlord elects to cancel this Lease, the Tenant will notify the Landlord in writing within 15 days thereafter of the Tenant’s intention either to refrain from such Transfer or to accept the cancellation of this Lease. If the Tenant fails to advise the Landlord within such 15 day period or if it advises the Landlord that it accepts the Landlord’s cancellation of this Lease, this Lease will be terminated upon the thirtieth day following the date that the Landlord advised the Tenant in writing of its decision to cancel this Lease and the Tenant will, on such date, deliver up possession of the Premises in accordance with all of the provisions of this Lease relating to the surrender of the Premises at the expiration of the Term and all Rent shall be adjusted to the date of such termination. If the Tenant advises the Landlord that it intends to refrain from such Transfer, the Landlord’s election to cancel this Lease will become null and void in such instance.

(b)          If there is a Transfer of this Lease, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of the obligation to obtain the Landlord’s consent to a Transfer, or the acceptance of the Transferee as tenant, or a release of the Tenant from the further performance by the Tenant of the Tenant’s Covenants.

(c)           Any document evidencing an assignment will be prepared by the Landlord or its solicitors. Any document evidencing the Landlord’s consent to a Transfer will be prepared by the Landlord or its solicitors.

(d)           All legal costs incurred by the Landlord with respect to a request by the Tenant for the Landlord’s consent to a proposed Transfer shall be paid by the Tenant to the Landlord upon demand, and, in any event, prior to the Landlord giving its consent. For clarity, the Tenant shall pay such costs whether or not the Landlord consents to the proposed Transfer. The Tenant shall provide to the Landlord such deposit on account of the Landlord’s legal cost as the Landlord or its solicitors may require prior to the Landlord instructing its solicitors to deal with the proposed Transfer.

(e)           Every Transfer is conditional upon the Tenant and the Transferee executing an agreement with the Landlord providing for the following:

(i)	the Transferee’s agreement to be bound by all of the Tenant’s Covenants as if such Transferee had originally executed this Lease as tenant;

(ii)	if the Transferee is not an assignee, the Transferee’s agreement that, at the Landlord’s option, all of the Transferee’s right, title and interest in and to the Premises absolutely terminates upon the surrender, release, disclaimer or merger of this Lease, notwithstanding the provisions of sections 17, 21 and 39(2) of the Act;

(iii)	amending the Lease to:

(A)	incorporate such terms, covenants and conditions as are necessary so that this Lease will be in accordance with the Landlord’s then-standard form of lease in use by the Landlord for multi-tenant buildings at the time of the Transfer;

(B)	provide that all of the Minimum Rent specified in the Basic Provisions shall be increased to equal the amount obtained by multiplying the Minimum Rent by a fraction, which has as its numerator the CPI for the last month immediately preceding the Transfer and as its denominator the CPI for the month in which the Commencement Date occurred, provided that in no event shall the Minimum Rent ever be less than the Minimum Rent specified in the Basic Provisions. For clarity, if the Basic Provisions contemplate increases in Minimum Rent at the times shown in the Basic Provisions, then the CPI increase contemplated by this provision shall apply to every such increase in the Minimum Rent as shown in the Basic Provisions; and

(C)	delete any options to renew or extend the Term, any rights of first refusal or options on additional space in the Development, any restrictive covenants in favour of the Tenant or any other special rights granted to the Tenant in this Lease.

If the Tenant effects a Transfer without entering into the agreement contemplated by this section 13.3(e), then this Lease shall be deemed to be amended in accordance with the foregoing provisions of this section 13.3(e)(iii) effective the date of such Transfer.

(f)           If, as a result of any Transfer, the Tenant is entitled, directly or indirectly, as a result of such Transfer to receive a rent, payment, fee or any other consideration, in the form of cash, negotiable instrument, goods, services or in other form whatsoever, which is greater than the Minimum Rent payable hereunder to the Landlord, then the Tenant shall pay any such excess to the Landlord forthwith within 10 days after receipt thereof by the Tenant from time to time. The Tenant shall immediately make available to the Landlord upon request all of the Tenant’s books, records and documentation so as to enable the Landlord to verify the receipt or the amount of any such excess.

(g)          All amounts payable by the Tenant pursuant to this Lease up to the effective date of the Transfer, including, without limitation, all amounts required to be paid by the Tenant pursuant to this section 13.3, shall be paid in full to the Landlord prior to the Landlord executing the document affecting the Transfer and evidencing its consent thereto, and until such time as the said amounts are paid in full, the Landlord shall be under no obligation to give its consent to the Transfer or execute the document effecting the Transfer and evidencing its consent thereto. Where any such amounts cannot be finally determined at that time, the Tenant shall deposit with the Landlord an amount reasonably estimated by the Landlord to cover such undetermined amounts, such amount to be held by the Landlord without any liability for interest thereon until the estimated amounts become finally determined by the Landlord, at which time the appropriate adjustments shall be made.

(h)          Notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord shall not be required to accept partial payments of Rent for such month from either the Tenant or any Transferee.

(i)            If this Lease is disclaimed or terminated by any trustee in bankruptcy of any Transferee or by the Transferee in accordance with its rights under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), the Tenant shall not be released from its obligations under this Lease, as amended by the document affecting the Transfer, and the Tenant shall, from the date of such disclaimer or termination, continuously, actively and diligently carry on business in the Premises pursuant to the terms of this Lease for the balance of the Term. The Tenant’s obligations under this section shall survive any such disclaimer or termination.

(j)           The Landlord has no liability for any losses, damages (direct, indirect, consequential, economic or otherwise), costs or expenses incurred by the Tenant as a result of the Landlord unreasonably withholding its consent to any Transfer. The Tenant’s only remedy in connection with the Landlord unreasonably withholding its consent to a proposed Transfer is to bring an application to the courts (after giving the Landlord the prescribed notice under the Rules of Civil Procedure) for a declaration that such Transfer should be allowed.

(k)           Notwithstanding any Transfer permitted or consented to by the Landlord, the Tenant shall not be released from its obligation to observe and perform the Tenant’s Covenants and the Tenant shall be jointly and severally liable with the Transferee for the performance of the Tenant’s Covenants.

13.4	Corporate Ownership

(a)           If the Tenant is a corporation or if the Landlord consented to a Transfer of this Lease to a corporation, any transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription, from time to time of all or any part of the corporate shares of the Tenant or of any direct or indirect parent corporation of the Tenant which results in any change in the present effective voting control of the Tenant by the Person holding such voting control at the date of execution of this Lease (or at the date a Transfer of this Lease to a corporation is permitted) shall, for the purposes of this Article 13.00, be deemed a Transfer and the provisions of sections 13.1, 13.2 and 13.3 shall apply, mutatis mutandis, to the fullest extent possible even though there will not be a Transferee. For clarity, any consent of the Landlord will be conditional upon the Tenant entering into an agreement with the Landlord of the type referred to in section 13.3(e)(iii).

(b)          If the Tenant does not acquire the prior written consent of the Landlord as required by section 13.1 to a Transfer of the type described in section 13.4(a) or if, in connection with such a Transfer, the Tenant does not enter into the agreement contemplated by section 13.3(e)(iii), then without limiting any of the Landlord’s rights and remedies against the Tenant: (i) this Lease shall be deemed to be amended in the manner contemplated by section 13.3(e)(iii) effective the date of such Transfer; and (ii) the Landlord may, but shall not be obligated to, terminate this Lease upon 5 days’ written notice to the Tenant given up to 60 days after the date the Landlord becomes aware of such Transfer. The Tenant shall make available to the Landlord, or its lawful representatives, all corporate books and records of the Tenant for inspection at all reasonable times, in order to ascertain whether there has been any change in control.

(c)          The preceding provisions of this section 13.4 do not apply to the Tenant if at the time of a Transfer contemplated by section 13.4(a):

(i)	the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or in the United States; or

(ii)	the Tenant is a private corporation but is controlled by a public corporation defined as aforesaid,

so long as in either case prior to or as soon as reasonably possible thereafter, the Landlord has received assurances satisfactory to the Landlord that there will be a continuity of the existing management of the Tenant, and of its business practices and policies notwithstanding any such sale, transfer or other disposition of controlling shares.

13.5	No Advertising of the Premises

The Tenant shall not print, publish, post, display or broadcast any notice or advertisement to the effect that the Premises are for lease or for sale or otherwise advertise the proposed sale or lease of the whole or any part of the Premises and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer is first approved in writing by the Landlord. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, no text proposed by the Tenant shall contain any reference to the rental rate of the Premises.

13.6	Assignment by Landlord

In the event of the sale or lease by the Landlord of the Development or any part thereof, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that such purchaser or assignee assumes the Landlord’s Covenants, the Landlord shall, thereupon and without further agreement, be freed and relieved of all liability with respect to the Landlord’s Covenants.

ARTICLE 14.00 - CONSTRUCTION AND OTHER LIENS

14.1	Discharge Of Liens

The Tenant shall promptly pay all of its contractors and suppliers and shall do any and all things necessary so as to minimize the possibility of a lien attaching to the Lands and should any such lien be made or filed, the Tenant shall discharge it within 10 days following the date of the registration of such lien, provided however that the Tenant may contest the validity of any such lien and in so doing shall obtain an order of a court of competent jurisdiction discharging the lien from the title to the Lands by payment into Court or by furnishing to the Landlord security satisfactory to the Landlord in nature and amount against all loss or damage which the Landlord might suffer or incur thereby. If the Tenant shall fail to discharge any lien, then in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, discharge the lien by paying the amount claimed to be due into Court and the amount paid by the Landlord together with all costs and expenses including solicitor’s fees (on a solicitor and his client basis) incurred for the discharge of the lien shall be due and payable by the Tenant to the Landlord as Additional Rent on demand.

ARTICLE 15.00 - FIXTURES AND SIGNS

15.1	Removal and Restoration by Tenant

(a)          All Alterations made to the Premises by the Tenant, or made by the Landlord on the Tenant’s behalf, whether before or after the Commencement Date (including, without limitation, all electrical, computer and telephone cabling), shall become the property of the Landlord immediately upon their installation in the Premises and without compensation to the Tenant. No plumbing, heating, ventilation, air-conditioning or lighting equipment, light fixtures, wiring or electric panels and services, floor coverings affixed to the floor of the Premises, internal stairways (if any) and doors, other building services or Leasehold Improvements (including, without limitation, computer and telephone cabling) shall be removed from the Premises, except in accordance with section 9.4 and except that the Tenant:

(i)	shall remove its trade fixtures at the end of the Term, but if the Tenant is in default of any of the Tenant’s Covenants, it may only remove its trade fixtures if the Landlord consents to the Tenant removing them;

(ii)	shall, at the end of the Term, remove such of the Leasehold Improvements (including, without limitation, computer and telephone cabling) and Alterations in the Premises as the Landlord advises the Tenant in writing (either before or after the expiration of the Term) that it requires to be removed. Despite the foregoing, the Tenant will not have to remove any Leasehold Improvements or Alterations that the Landlord may have agreed in writing do not have to be removed;

(iii)	may remove its trade fixtures during the Term in the usual and normal course of its business and with the prior written consent of the Landlord, if such trade fixtures have become excess for the Tenant’s purposes or the Tenant is substituting new and similar trade fixtures, provided the Tenant is not in default hereunder;

(iv)	shall, at the end of the Term, remove from the Premises all of its (whether owned or leased) equipment, inventory, furniture and other personal property not affixed to the Premises; and

(v)	shall, at the end of the Term, remove from the Building all exterior and interior signs (other than Building standard signage erected by the Landlord) which the Tenant caused to be erected,

all such items being removed being called a “Removable Item” or “Removable Items”. The Tenant shall, in the case of every removal of a Removable Item, either during or at the end of the Term, make good any damage caused to the Premises or the Building by the installation and removal of any Removable Item, all at the Tenant’s sole cost and expense. The Tenant shall also, if required by the Landlord (either before or after the expiration of the Term), restore the Premises to the condition in which they existed on the earlier of the date on which the Landlord provided the Tenant with possession of the Premises and the Commencement Date, reasonable wear and tear excepted (not inconsistent with the maintenance of the Premises as a first class industrial building), including the restoration of such standard fixtures as may have been installed by the Landlord and which were removed or altered by the Tenant.

(b)          If the Tenant does not remove the Removable Items which it is required to remove pursuant to section 15.1(a) at the expiration or earlier termination of the Term, the Removable Items remaining on the Premises beyond the end of the Term (or such part of them as the Landlord may designate) shall be deemed abandoned and, to the extent not otherwise the property of the Landlord, become the property of the Landlord and the Landlord may use them, retain them, destroy them, sell them (on such terms as the Landlord may determine, which need not be reasonable) or otherwise deal with them in such manner as the Landlord determines in its sole and absolute discretion, all without any obligation, compensation or duty to account to the Tenant. For clarity, if the Landlord sells any Removable Items in accordance with the foregoing, the Landlord shall be entitled to retain all proceeds received from such sale for its own account and without any duty to account to the Tenant. The Landlord may also remove such of the Removable Items as the Landlord may designate and store them at the Tenant’s risk and expense. The Tenant shall indemnify and save harmless the Landlord:

(i)	for the costs of removing the Removable Items from the Premises and for the repair and restoration of the Premises caused by the removal of the Removable Items; and

(ii)	from all Claims made by third parties against the Landlord in connection with the Landlord dealing with the Removable Items in accordance with the terms of this section.

Despite the foregoing, in no event will any Hazardous Substances be deemed to become the Landlord’s property (unless the Landlord was responsible for any Hazardous Substances being located on the Premises) but they will otherwise be considered Removable Items.

15.2	Tenant’s Signs

(a)          The Tenant may not paint, affix or display any sign, fixture, advertisement, notice, lettering or decoration on any part of the Lands or the exterior part of the Development or in any part of the Premises which is visible from the exterior of the Premises without the prior written consent of the Landlord as regards the size, content, location and manner of affixation of such signs, failing they shall be immediately removed by the Tenant upon written notice from the Landlord. All signs installed by the Tenant must comply with all applicable Laws. The Landlord may institute a sign policy for tenants of the Development from time to time and same shall be incorporated as an integral part of this Lease. The Landlord may erect all of the Tenant’s signs in or on the Development and the cost of the signs and their installation will be paid by the Tenant as Additional Rent on demand together with 15% of the cost of such installation representing the Landlord’s overhead.

(b)          The Landlord will cause a sign showing the name of the Tenant to be placed upon any directory board maintained in the lobby of the Building and on the floor on which the Premises are located (unless the Premises comprise the entire floor), at the cost of the Tenant. Any change to any such sign upon any directory board shall be made at the cost of the Tenant. The colour, size, style, character and material of any such sign shall be such as the Landlord shall determine in conformity with the signage criteria of the Landlord for the Development.

15.3	Landlord’s Signs

The Landlord may at any time during the:

(a)	last 6 months of the Term, place upon the Premises a sign stating that the Premises are “For Lease”;

(b)	Term, place upon the exterior of the Building or the Lands stating the Development is “For Sale”.

Such signs shall be of reasonable dimensions and shall be reasonably placed so as not to interfere with the Tenant’s business, and the Tenant shall not remove such notice, or permit same to be removed.

ARTICLE 16.00 - STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

16.1	Status Statement

The Tenant shall, at the request of the Landlord, execute and deliver to the Landlord a statement in writing, in the form supplied by the Landlord and addressed to the Person(s) required by the Landlord, certifying that the Lease is unmodified and in full force and effect (or if modified, stating the modification and that the Lease is in full force and effect as modified); the Commencement Date; the amount of Rent then being paid under this Lease; the dates to which Rent has been paid; whether or not there is any existing default on the part of the Landlord of which the Tenant is aware; and any other particulars regarding this Lease, the Premises, the Building, the Lands or the Indemnification Agreement (if any) as the Landlord may require. The Tenant shall execute and return such statement to the Landlord within 10 days following the date that the request for such statement was made, failing which the Landlord may sign such statement on behalf of the Tenant, in which case the Tenant may not dispute the validity or accuracy of the matters contained in such statement.

16.2	Attornment

If proceedings are brought for the foreclosure of, or if there is exercise of the power of sale under any Mortgage of, the Development and/or the Lands, the Tenant shall attorn to the Mortgagee or the purchaser upon any such foreclosure or sale and recognize such Mortgagee or the purchaser as the landlord under this Lease. The Tenant shall execute, within 15 days following the Landlord’s written request, such instruments or certificates to carry out the intent of this section 16.2 as shall be requested by the Landlord, or such Mortgagee or purchaser.

16.3	Lease Subordination

This Lease and all of the Tenant’s rights under this Lease are subject and subordinate to all Mortgages registered on title to the Lands on the date when the parties execute this Lease (and to all advances made or subsequently made upon the security thereof and all renewals, modifications and extensions thereof). If required by the Landlord or any future Mortgagee, this Lease will be deemed to be subject and subordinate to all future Mortgages registered on title to the Lands after the date the parties execute this Lease (and to all advances made or hereafter to be made upon the security thereof and all renewals, modifications and extensions thereof). The Tenant agrees to execute, within 15 days following the written request of the Landlord or a Mortgagee, an agreement or instrument confirming such subordination.

16.4	Non-Disturbance Agreement

If requested in writing by the Tenant, the Landlord will request from each of its Mortgagees a non-disturbance agreement in favour of the Tenant. Such non-disturbance agreement shall be on the Mortgagee’s standard form and will, among other things, provide that if the Mortgagee enforces its security, the Tenant will be entitled to remain in possession of the Premises in accordance with the terms of this Lease provided that no Event of Default occurs. If the Tenant wishes to make changes to a Mortgagee’s standard form of non-disturbance agreement, the Tenant shall negotiate such changes directly with the Mortgagee. All costs incurred by the Landlord in connection with attempting to obtain such non-disturbance agreements, including, without limitation, all legal costs and any amounts charged by the Mortgagee, shall be paid for by the Tenant on demand being made by the Landlord. For clarity, all such costs shall be paid by the Tenant regardless of whether or not the Landlord obtains the said non-disturbance agreements. The Tenant shall provide to the Landlord such deposit on account of such costs as the Landlord may reasonably require prior to the Landlord attempting to obtain such non-disturbance agreements.

16.5	Power of Attorney

The Tenant hereby irrevocably constitutes the Landlord the agent or attorney of the Tenant for the purpose of executing the documents contemplated by sections 16.1, 16.2and 16.3 and for making application at any time and from time to time to register postponements of this Lease in favour of Mortgages in order to give effect to the provisions of section 16.2 and section 16.3. The Landlord shall only exercise such power of attorney if the Tenant fails to execute and return to the Landlord the document requested within 15 days after the Landlord requests the Tenant in writing to sign same. The Tenant may not dispute the validity or effectiveness of any document signed by the Landlord in accordance with this section 16.5 and this section may be pleaded by the Landlord as a complete estoppel against any Claims brought by the Tenant seeking to dispute or challenge the validity or effective of any document signed by the Landlord in accordance with this section.

16.6	Financial and Other Information

In the Event of Default, the Tenant shall, within 10 days following the Landlord’s written request, provide the Landlord with:

(a)	copies of such of the Tenant’s and the Indemnifier’s (if any) financial statements as the Landlord may require.

ARTICLE 17.00 - DAMAGE, DESTRUCTION OR EXPROPRIATION

17.1	Destruction

If at any time during the Term the Building is damaged or destroyed by fire, lightning or tempest or by other casualty (the date of such damage or destruction being called the “Damage Date”), then the following provisions apply:

(a)	if:

(i)	the damage or destruction renders 30% percent or more of the Rentable Area of the Building wholly unfit for occupancy or it is impossible or unsafe to use and occupy it;

(ii)	in the opinion of the Landlord the Building is damaged or destroyed to such a material extent or the damage or destruction is of such a nature that the Building must be or should be totally or partially demolished, whether or not the Premises are damaged or destroyed and whether the Premises are to be reconstructed in whole or in part or not;

(iii)	the damage or destruction is caused by an uninsured peril (being a peril not covered under the insurance to be maintained by the Landlord pursuant to this Lease); or

(iv)	if any Mortgagee exercises its rights under its Mortgage to apply all or part of the insurance proceeds received, or receivable, by the Landlord on account of such damage or destruction so that there would not be sufficient insurance proceeds to pay for the estimated cost (as estimated by the Landlord) of the Landlord’s Reconstruction (as defined below), the Landlord may at its option terminate this Lease by giving to the Tenant notice in writing of such termination within 60 days following the Damage Date, in which event this Lease and the Term hereby demised shall cease and be at an end as of the Damage Date and the Rent shall be apportioned and paid in full to the Damage Date;

(b)	if the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event, the damage, in the opinion of the Landlord cannot be repaired with reasonable diligence within 120 days from the Damage Date, then the Landlord may terminate this Lease by giving to the Tenant notice in writing of such termination within 60 days of the Damage Date, in which event this Lease and the Term hereby demised will cease and be at an end as at the Damage Date and the Rent will be apportioned and paid in full to the Damage Date. If neither the Landlord nor the Tenant terminates this Lease, the Landlord shall do the Landlord’s Reconstruction and the Minimum Rent (but not Additional Rent) will abate (to the extent of insurance recoveries received by the Landlord) from the Damage Date until the earlier of:

(i)	the date on which the Landlord has completed the Landlord’s Reconstruction; and

(ii)	the date that the Tenant recommences its business operations in the Premises,

the “Abatement Period”. The term “Landlord’s Reconstruction” in this Article 17.00 means the reconstruction or repair of those items (other than Leasehold Improvements) insured under the insurance carried by the Landlord pursuant to sections 12.3(a)(i) and 12.3(a)(ii), but excluding any items to be covered under the insurance to be maintained by the Tenant pursuant to section 12.1;

(c)	if the damage or destruction is such that the Premises are wholly unfit for occupancy or if it is impossible or unsafe to use or occupy it, but if in either event the damage, in the opinion of the Landlord, can be repaired with reasonable diligence within 120 days from the Damage Date, the Landlord will do the Landlord’s Reconstruction and the Minimum Rent (but not Additional Rent) will abate (to the extent of insurance recoveries received by the Landlord) throughout the Abatement Period;

(d)	if this Lease is not terminated in accordance with the preceding provisions of this section 17.1 and the damage or destruction is such that a portion of the Premises is capable of being partially used for the purposes for which it is hereby demised, then notwithstanding the preceding provisions of this section 17.1, the Minimum Rent (but not Additional Rent) will abate proportionately (to the extent of insurance recoveries received by the Landlord) to the part of the Premises rendered untenantable throughout the Abatement Period;

(e)	if the Landlord elects to repair, reconstruct or rebuild the Building in accordance with the provisions of this Article 17.00, it is acknowledged and agreed by the Tenant that the Landlord may use plans and specifications and working drawings in connection therewith which are different from those used in the original construction of the Building; and

(f)	the decision of the Landlord’s Expert as to the time in which the Building and/or the Premises can or cannot be repaired, the state of tenantability of the Premises and/or the Building and as to the date on which the Landlord’s Reconstruction is completed, shall be final and binding on the parties. The Landlord shall use reasonable efforts to cause its Expert to advise the Landlord and the Tenant of the length of time it will take to repair the damage to the Building and/or the Premises as soon as possible following the Damage Date.

17.2	Expropriation

(a)          If during the Term all or any part of the Premises are expropriated by any lawful expropriating Authority, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the expropriating Authority takes possession of the Premises.

(b)	If during the Term:

(i)	all or any part of the Development is expropriated by any lawful expropriating Authority or purchased under the threat of such taking; and

(ii)	the Landlord determines that substantial alteration or reconstruction of the Development is necessary or desirable as a result of such expropriation or purchase,

then, whether or not the Premises are or may be affected, the Landlord may terminate this Lease by giving the Tenant at least 60 days’ written notice of such termination within 60 days of such taking or purchase. If the Landlord exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice.

(c)	On the date that the Lease terminates in accordance with section 17.2(a) or (b):

(i)	the Tenant shall surrender to Landlord the Premises and this Lease; and

(ii)	the Landlord may re-enter and take possession of the Premises and the provisions of section (b) shall apply.

(d)          Each party shall have the right to recover from the expropriating Authority, but not from the other, such compensation as may be separately available to each party from the expropriating Authority by reason of such expropriation or taking. The Tenant shall take no steps or actions which would compromise the Landlord’s claim against the expropriating Authority. No party shall assert any Claims against the other arising out of such expropriation or taking.

ARTICLE 18.00 - LANDLORD’S COVENANTS

18.1	Quiet Enjoyment

If the Tenant observes and performs the Tenant’s Covenants, the Landlord covenants and agrees that the Tenant may peaceably possess and enjoy the Premises for the Term without any hindrance, interruption or disturbance from the Landlord or any other Person lawfully claiming by, from or under the Landlord.

ARTICLE 19.00 - DEFAULT

19.1	Default

(a)	On the occurrence of an Event of Default:

(i)	the Landlord may re-enter the Premises and expel all Persons and remove all property from the Premises. Such property may be removed and sold or disposed of by the Landlord in such manner as the Landlord in its sole and absolute discretion deems advisable or it may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby including any such loss or damage caused by the negligence of the Landlord or its servants and agents. If the Landlord sells such property, the Landlord may retain all proceeds received from such sale for its own account, but the Landlord will apply such proceeds against the damages suffered by the Landlord as a result of such re-entry. Despite the foregoing, the Landlord shall not sell such property for 5 Business Days following the date of its re-entry and the Tenant shall be entitled to remove such property from the Premises during such 5 day period under the Landlord’s supervision; and

(ii)	the full amount of the current month’s Rent together with the next 3 month’s Rent becomes immediately due and payable as accelerated Rent.

(b)          If the Landlord elects to re-enter the Premises or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, the Landlord may either:

(i)	terminate this Lease. The Landlord may effect such termination by written notice to Tenant (a “Termination Notice”), it being understood and agreed to by the Tenant that actual possession of the Premises shall not be required to effect a termination of this Lease and that the delivery of a Termination Notice to the Tenant alone shall be sufficient. Such Termination Notice may, in the Landlord’s sole discretion, permit the Tenant to remain on the Premises as a tenant at will, which tenancy at will may be terminated at any time by either party without any prior notice. The Tenant agrees that, if Landlord serves a Termination Notice which, among other things, permits Tenant to remain in possession of the Premises as a tenant at will, this Lease will thereupon be terminated and the Tenant shall be a tenant at will and that the Landlord may re-enter the Premises at any time thereafter without further notice; or

(ii)	as agent for the Tenant and without terminating this Lease, make any alterations and repairs which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises, or any part thereof, as agent for the Tenant for such term or terms (which may be for a term extending beyond the Term) and at such rent and upon such other terms, covenants and conditions as the Landlord in its sole and absolute discretion considers advisable. Upon each such re-letting all rent received by the Landlord will be applied as follows:

(A)	first to the payment of any indebtedness other than Rent due hereunder;

(B)	second, to the payment of any costs and expenses of re-letting, including brokerage fees and solicitors’ fees and the costs of all alterations and repairs to the Premises which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises;

(C)	third, to the payment of Rent due and unpaid hereunder; and

(D)	the residue, if any, will be held by the Landlord and applied in payment of future Rent as same becomes due and payable hereunder.

If the rent received from such re-letting during any month is less than that payable by the Tenant under the terms of this Lease, the Tenant will pay any such deficiency in advance on the first day of each month. If the Landlord has other premises available in the Development for lease, the Landlord shall be under no obligation whatsoever to first re-let, or attempt to re-let, the Premises ahead of such other available premises and the Landlord shall be entitled to lease all such other available premises prior to re-letting the Premises, and in so leasing such other available premises, the Landlord will not be in breach of any obligation on its part, if any, to mitigate its losses upon re-entering or taking possession of the Premises. The Landlord shall in no way be responsible or liable for any failure to re-let the Premises or any part thereof, or for any failure to collect any Rent due upon any such re-letting. Notwithstanding any re-entry or re-letting without termination of this Lease, the Landlord may at any time thereafter elect to terminate this Lease for the previous breach.

No re-entry or taking possession of the Premises by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant.

(c)           If the Landlord terminates this Lease, in addition to any other remedies it may have, the Landlord may recover from the Tenant all damages it incurs by reason of the Tenant’s breach, including, without limitation, the cost of recovering the Premises, brokerage fees and solicitors’ fees, the cost of all tenant inducements, alterations and repairs to the Premises which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises and the worth at the time of such termination of the excess, if any, of the amount of Rent required to be paid pursuant to this Lease for the remainder of the Term (had this Lease not been terminated) over the then rental value of the Premises, as determined by the Landlord, for the remainder of the Term (had this Lease not been terminated), all of which amounts shall be immediately due and payable by the Tenant to the Landlord. Upon any termination of this Lease, the Landlord shall be entitled to retain all of the monetary deposits provided by the Tenant as liquidated damages on account of the minimum amount of damages which the parties agree the Landlord will suffer as a result of such termination, all without the necessity for any legal proceedings and without prejudice to the Landlord’s right to claim and recover such additional damages as the Landlord may suffer or incur. In no circumstances whatsoever shall the Landlord be required to return the said deposits or any part thereof to the Tenant.

19.2	Legal Expenses

If the Landlord seeks the assistance of legal counsel to recover possession of the Premises, re-let the Premises, recover Rent, or because of the breach of any of the other Tenant’s Covenants, or to advise the Landlord on any of the foregoing matters, the Tenant shall pay to the Landlord all legal expenses incurred by the Landlord on demand.

19.3	Rights Cumulative

The rights and remedies given to the Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by the Landlord shall be deemed to be in exclusion of any other rights or remedies provided in this Lease or by law or in equity.

19.4	Acceptance of Rent - Non-Waiver

No receipt of monies by the Landlord from the Tenant after the cancellation or termination of this Lease in any lawful manner shall reinstate, continue or extend the Term, or affect any notice previously given to the Tenant or operate as a waiver of the right of the Landlord to enforce the payment of Rent then due or thereafter falling due, or operate as a waiver of the right of the Landlord to recover possession of the Premises by proper suit, action, proceedings or other remedy. After the service of any notice to terminate or cancel this Lease and the expiration of any time therein specified or after the commencement of any suit, action, proceeding or other remedy, or after a final order or judgment for possession of the Premises, the Landlord may demand, receive and collect any monies due, or thereafter falling due without in any manner affecting such notice, suit, action, proceeding, order or judgment. Any and all such monies so collected shall be deemed payments on account of the use and occupation of the Premises or at the election of the Landlord on account of the Tenant’s liability hereunder.

19.5	No Waiver

No condoning or waiver by either the Landlord or Tenant of any default or breach by the other at any time or times in respect of any of the Landlord’s Covenants or the Tenant’s Covenants, respectively, to be performed or observed by the other shall be deemed or construed to operate as a waiver of the Landlord’s or Tenant’s rights under this Lease, as the case may be, in respect of any continuing or subsequent default or breach nor so as to defeat or affect in any way the rights or remedies of the Landlord or Tenant under this Lease, as the case may be, in respect of any such continuing or subsequent default or breach. Unless expressly waived in writing, the failure of the Landlord or the Tenant to insist in any one or more cases upon the strict performance of any of the Landlord’s Covenants or the Tenant’s Covenants, respectively, to be performed or observed by the other shall not be deemed or construed to operate as a waiver for the future strict performance or observance of such Landlord’s Covenants or Tenant’s Covenants, as the case may be. The subsequent acceptance of Rent hereunder by the Landlord shall not be deemed to be a waiver of any preceding breach by the Tenant of any of the Tenant’s Covenants regardless of the Landlord’s knowledge of such preceding breach at the time of its acceptance of such Rent.

19.6	Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earlier stipulated Rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque or payment as Rent be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s rights to recover the balance of such Rent or pursue any other remedy provided in this Lease.

19.7	Distress

(a)          The Tenant hereby waives and renounces the benefit of any present or future laws, statutory or otherwise, taking away or limiting or purporting to take away or limit the Landlord’s right of distress and the Tenant hereby agrees with the Landlord that, notwithstanding any such laws, all goods, chattels and inventory (collectively, the “Goods”) from time to time on the Premises shall be subject to distress for Rent and the fulfilment of all of the Tenant’s obligations under this Lease in the same manner as if such laws had not been made. Upon the Landlord effecting a distress, this provision may be pleaded as an estoppel against any Claims which the Tenant, or any Person claiming through the Tenant, may bring against the Landlord in respect of any distress levied by the Landlord.

(b)          In addition to any other rights of the Landlord to distrain, the Landlord shall have the right to distrain on all of the Goods on the Premises, including, without limitation, all heavy or connected machinery and equipment. The Landlord may without notice to the Tenant exercise any right of distress on the Premises and for such purpose the Tenant agrees that the Landlord may enter the Premises by any means which the Landlord in its sole and absolute discretion deems necessary, including, without limiting the generality of the foregoing, by using any keys in the Landlord’s possession to unlock any locks preventing access to the Premises or by the use of such force as the Landlord in its sole and absolute discretion deems necessary, including, without limitation, the breaking of any lock, door or window or other point of entry into the Premises. The Landlord shall have the right to lock the Premises, change any locks on the Premises and by any means exclude the Tenant from all or any parts of the Premises and the Landlord shall not thereby be terminating this Lease in the absence of an express written notice terminating this Lease. The Tenant hereby consents to being excluded by the Landlord from all or any parts of the Premises for the purpose of the Landlord exercising its right of distress and acknowledges and agrees that such exclusion shall not constitute a termination of this Lease in the absence of an express written notice from the Landlord terminating this Lease. The Landlord may exercise any right of distress at any time during the day or night and on any day of the week whether or not the Premises are occupied by any Person at the time.

(c)          The Tenant agrees that a distress of all of the Goods may be effected by written notice posted in or on the Premises, whether or not the Landlord locks or otherwise secures such Goods from the Tenant on the Premises or elsewhere. If the Landlord effects a distress by written notice or by any other means, the Tenant agrees not to use, remove or permit to be used or removed any distrained Goods and not to interfere with the Landlord’s exercise of its right of distress.

(d)          The Tenant agrees that the Landlord’s exercise of any right of distress as permitted hereby or at law shall not: (i) constitute a trespass or breach of any express or implied term of this Lease or render the Landlord subject to any legal proceeding, or (ii) render the Landlord liable or responsible in any way to the Tenant or any other Person for any act, fault, default, negligence, breach or omission of the Landlord or its bailiffs, agents, servants, employees or any other Persons, or for any occurrence or for any cause whatsoever, including, without limitation, any Injury to the Tenant or others or for any loss or damage to any property of the Tenant or others.

(e)          In exercising any right of distress, the Landlord may distrain against all or any Goods, irrespective of whether, or of the degree to which, the distress may be excessive and the Tenant waives any and all rights and remedies in respect thereof. In exercising any right of distress, the Landlord may hold all distrained Goods without limit in time and the Tenant waives any and all rights and remedies in respect thereof.

(f)           In addition to others entitled to do so, the Landlord and its agents and employees shall have the right without notice to the Tenant to purchase any Goods on the Premises distrained by the Landlord.

(g)          The Tenant shall indemnify and hold harmless the Landlord from and against any and all Claims arising out of the exercise by the Landlord of any of its rights under this section 19.7.

(h)          Removal by the Tenant of its goods outside of the ordinary course of the Tenant’s business, or without the Tenant having given the Landlord at least 10 days written notice of the intended removal, shall be deemed to be a fraudulent or clandestine act.

(i)           The Tenant shall sign and deliver to the Landlord an undated Authorization in the form attached as Schedule H contemporaneously with its execution of this Lease, and at such other times as the Landlord may require in writing, in which case the Tenant will sign and return such undated Authorization within 10 days following the Landlord’s written request. The Tenant hereby: (i) authorizes the Landlord to insert such date in the Authorization as the Landlord determines from time to time; and (ii) acknowledges and agrees that the Landlord may provide such Authorization to the relevant taxing Authorities in order to obtain information from such taxing Authorities as to the amount of provincial sales taxes (including penalties and interest) owing by the Tenant to such taxing Authority. The Landlord shall only be entitled to use such Authorization if there are outstanding arrears of Rent and then only to obtain information on such taxes (including penalties and interest) owing by the Tenant and for which the Landlord may become liable for paying (in whole or in part) in connection with the process of distraining upon any of the Goods.

(j)           The rights given to the Landlord pursuant to this section are in addition to, and not in replacement of, its common law right to distrain upon the Goods and this section shall in no way derogate from or in any way impair the Landlord’s common law right to distrain upon the Goods.

19.8	Right to Perform

If the Tenant fails to comply with any of the Tenant’s Covenants (the “Unperformed Covenants”) and such failure continues after the Landlord has given the Tenant prior written notice of such failure and the cure period set out in such notice has expired, then the Landlord may, at its option, and without waiving or releasing the Tenant from the strict performance of the Tenant’s Covenants, perform such of the Unperformed Covenants as the Landlord considers desirable in such manner and to such extent as the Landlord considers desirable and in doing so may pay any necessary and incidental costs and expenses. All amounts paid by the Landlord in exercising its rights in this section, plus an administrative fee equal to 15% of the amounts so paid by the Landlord, together with interest thereon at the rate provided for in section 4.5 calculated from the date of the making of the payment by the Landlord, shall be deemed Additional Rent and shall be paid by the Tenant within 5 days of demand being made on the Tenant for the payment of same.

19.9	Repayment by the Tenant

If during the original Term:

(a)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors (including, without limitation, electing to terminate or disclaim this Lease in connection with a proposal made by the Tenant under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangements Act (Canada) or any other statute allowing the Tenant to terminate or disclaim this Lease); or

(b)	this Lease is terminated for any reason,

then the Tenant shall pay to the Landlord:

(c)	the Rent which the Tenant was not required to pay during the Rent free period described in the Basic Provisions; and

(d)	the unearned portion of:

(i)	the Allowance; and

(ii)	all real estate commissions and legal fees paid by the Landlord in connection with the negotiation of and entering into of this Lease,

(collectively, the “Costs”). Such unearned portion shall be determined in accordance with the following formula: Costs x R ÷ T, where:

(iii)	“R” means the number of days remaining in the Term as of the date of the termination or disclaimer; and

(iv)	“T” means the total number of days in the Term (including any Extended Term),

within 10 days following the date of such termination or disclaimer, the amount payable being deemed to be Rent in arrears immediately prior to the date of such termination or disclaimer.

ARTICLE 20.00 - GENERAL

20.1	Lease Entire Agreement

This Lease constitutes the entire agreement between the parties pertaining to the subject matter of this Lease and supersedes all prior agreements, offers to lease, understandings, negotiations and discussions, whether oral or written, of the parties. This Lease may not be modified or amended except pursuant to an agreement in writing executed by the Landlord and the Tenant. There are no representations, warranties, covenants, inducements, conditions or other agreements, whether oral or written, express or implied, forming part of or in any way affecting or relating to this Lease, the Development, the Premises, the business which may be carried on in the Premises or the sales which may be expected from such business, except as expressly set out in this Lease. Without limiting the generality of the foregoing, the Tenant specifically acknowledges and agrees that the Landlord has not made any representations or warranties to the Tenant regarding whether the Tenant’s intended use of the Premises is permitted by the applicable zoning, the Tenant having independently satisfied itself with respect to this matter prior to signing this Lease. All representations, warranties, covenants, inducements, conditions and other agreements made by either party or their representatives which are relied upon by the other party are contained in this Lease and each party disclaims reliance on any other representations, warranties, covenants, inducements, conditions or agreements.

20.2	Impossibility of Performance

Regardless of any other provision of this Lease, if either party is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required under this Lease (an “Affected Obligation”) by reason of:

(a)	being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to perform such obligation;

(b)	not being able to obtain any required permission or authority;

(c)	strikes, walkouts, labour troubles, blockades or industrial disturbances;

(d)	power failures, fluctuations or non-availability;

(e)	restrictive Laws or the orders or directions of any Authority (unless given as a result of a party’s failure to comply with any Laws);

(f)	riots, insurrections, war, warlike operations, sabotage, terrorism, invasion or rebellion;

(g)	abnormal weather conditions or abnormal subsurface conditions;

(h)	acts of God; or

(i)	any other reason or event (other than the financial impecuniosity of a party), whether of the foregoing character or not, which is not the fault of the party delayed in performing work or doing acts required under this Lease,

(collectively, “Force Majeure”), then the performance of the Affected Obligation shall be excused for the period of the delay and the party so delayed shall be entitled to perform the Affected Obligation within the appropriate time period after the expiration of the period of such delay and the other party shall not be entitled to any compensation for any inconvenience, loss, damage, nuisance or discomfort thereby occasioned. However, the financial impecuniosity of a party shall not entitle such party to the benefit of this section and the provisions of this section do not operate to excuse the Tenant from its obligation to pay Rent when due. The parties agree that the party claiming the benefit of Force Majeure shall inform the other party in writing promptly on learning of such delay (but the failure to do so shall not deprive such party of the benefit of this provision or subject such party to any liability to the other party) and shall, where possible, use commercially reasonable efforts to mitigate the effect of such delay.

20.3	Notice

Any notice or other communication required or permitted to be given by this Lease shall be in writing and shall be effectively given if:

(a)	delivered personally;

(b)	sent by prepaid courier service;

(c)	sent by registered mail; or

(d)	sent via email,

in the case of notice to:

(e)	the Landlord at: 277 Lakeshore Road East, Suite 200, Oakville, Ontario L6J 1H9

Attention: Grant Gorchynski	Email: grant@lisgardev.ca

(f)	the Tenant at: the Premises

or at such other address as the party to whom such notice or other communication is to be given shall have advised the party giving same in the manner provided in this section, provided that notice by the Landlord to the Tenant shall be sufficiently given if sent to the Premises notwithstanding any other address which the Tenant may give to the Landlord. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day such notice or other communication shall be deemed to have been given and received on the next following Business Day. Any notice or other communication sent by registered mail shall be deemed to have been given and received on the third Business Day following the date of mailing. Any notice or other communication transmitted by fax shall be deemed to have been given and received on the day of its transmission provided that such day is a Business Day and such transmission is completed before 5:00 p.m. on such day, failing which such notice or other communication shall be deemed to have been given and received on the first Business Day after its transmission. Regardless of the foregoing, if there is a mail stoppage or labour dispute or threatened labour dispute which has affected or could affect normal mail delivery by Canada Post, then no notice or other communication may be delivered by registered mail. If two or more Persons are named as Tenant, such notice or other communication given hereunder shall be sufficiently given if sent in the foregoing manner to any one of such Persons.

20.4	Registration

The Tenant may not register this Lease or permit anyone acting on the Tenant’s behalf to register it. The Tenant may, however, register a notice of lease (the “Notice”) which only discloses the Premises, the Term, the Commencement Date, the renewal or extension rights, if any, and the parties to this Lease. In no event shall the Notice disclose the financial terms of this Lease (including, without limitation, the Rent) nor exhibit the Lease or any part of it. The Notice shall be subject to the approval of the Landlord’s solicitors, at the Tenant’s expense, such approval to be obtained prior to the Notice being registered on title to the Lands. The Tenant shall, at its sole cost and expense, discharge any Notice which it registers on title to the Lands within 20 days following the expiration or earlier termination of this Lease. If the Tenant fails to discharge any such Notice within the time period set out above, the Landlord (or its lawyers) may do so and the Tenant:

(a)	consents to the Landlord and the Landlord’s lawyers signing such documentation as may be required to discharge the Notice (and, in the case of the Landlord’s lawyers, making all legal statements which are required to be made in order to obtain such discharge);

(b)	releases all Claims which it may have against the Landlord and the Landlord’s lawyers for discharging the Notice in accordance with the provisions of this section; and

(c)	shall reimburse the Landlord for all costs incurred by the Landlord in discharging the Notice within 30 days following the Tenant’s receipt of an invoice from the Landlord.

20.5	Interest in Lands

The Tenant will look solely to the interest of the Landlord in the Development for the collection or satisfaction of any money or judgement which the Tenant may recover against the Landlord and the Tenant will not look for the collection or satisfaction of any such money or judgement from any of the other assets of the Landlord or of any person who is at any time a partner, joint venturer or co-tenant with the Landlord in the Development.

20.6	Applicable Law

This Lease is to be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario and is to be treated in all respects as an Ontario contract. Each of the parties irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

20.7	Interpretation

In this Lease:

(a)	“herein”, “hereof”, “hereunder”, “hereafter” and similar expressions refer to this Lease and not to any particular section, paragraph or other portion thereof, unless there is something in the subject matter or context inconsistent therewith;

(b)	all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof;

(c)	the term “however caused” includes, without limitation, the negligence of the Landlord and the Landlord’s Employees; and

(d)	the Table of Contents, Article numbers, Article headings, section numbers, section headings appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision of this Lease.

20.8	Gender and Number

The grammatical changes required to make the provisions of this Lease apply in the plural sense, and to make the said provisions apply to corporations, firms, partnerships or individuals, male or female, will be assumed as though in each case fully expressed. If the Tenant consists of more than one Person, the Tenant’s Covenants shall be deemed to be joint and several and covenants of each such Person. If the Tenant is a partnership (the “Tenant Partnership”) each Person who is presently a member of the Tenant Partnership, and each Person that becomes a member of any successor Tenant Partnership, shall be and continue to be liable jointly and severally for the performance of the Tenant’s Covenants, whether or not such Person ceases to be a member of such Tenant Partnership or successor Tenant Partnership.

20.9	Partial Invalidity

If for any reason whatsoever any term, covenant or condition of this Lease, or the application thereof to any Person, firm or corporation or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition:

(a)	is deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its validity, unenforceability or illegality does not affect, impair or invalidate the remainder of the Lease or any part thereof; and

(b)	continues to be applicable to and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable or illegal.

20.10	Compliance with the Planning Act

It is an express condition of this Lease that the provisions of section 50 of the Planning Act (Ontario), as amended or replaced from time to time, be complied with if applicable in law. Until any necessary consent to this Lease is obtained, the Term (including any extensions or renewals thereof) and the Tenant’s rights and entitlement granted by this Lease shall be deemed not to exceed a period of 21 years less a day from the Commencement Date. The Tenant shall apply diligently to prosecute such application for such consent upon the execution of this Lease by both the Landlord and the Tenant, and the Tenant shall be responsible for all costs, expenses, taxes and levies imposed, charged or levied as a result of such application and in order to obtain such consent. The Tenant shall at all times keep the Landlord informed of its progress in obtaining such consent and the Landlord shall cooperate with the Tenant in regard to such application, but at the sole expense of the Tenant. Notwithstanding the foregoing, the Landlord reserves the right at any time, at the Tenant’s expense, to apply for such consent in lieu of the Tenant and the Tenant’s application is hereby expressly made subject to any application which the Landlord intends to make.

20.11	Indemnification- Intentionally deleted

20.12	Survival of Obligations

(a)	If the Tenant is in default of any of the Tenant’s Covenants at the time this Lease expires or is terminated:

(i)	the Tenant shall remain fully liable for the performance of such Tenant’s Covenants; and

(ii)	all of the Landlord’s rights and remedies in respect of such failure shall remain in full force and effect,

all of which shall be deemed to have survived such expiration or termination of this Lease.

(b)	Regardless of the expiry or earlier termination of this Lease:

(i)	every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease or in any of the Tenant’s insurance policies; and

(ii)	those provisions of this Lease which are intended to have effect beyond the end of the Term,

shall survive the expiration or termination of this Lease and continue in full force and effect.

20.13	No Option

The Tenant acknowledges and agrees that: (a) the provision of this Lease (whether in blank form, with the particulars inserted or with negotiated amendments included) by the Landlord to the Tenant for examination by the Tenant; (b) any negotiations between the Landlord and the Tenant regarding this Lease; or (c) the submission of this Lease duly signed by the Tenant (whether or not accompanied by any deposits or rent payments) to the Landlord, shall not give the Tenant any right, interest or option in or to the Premises. The Tenant will only acquire a right and interest in the Premises, and this Lease will only become effective as a lease, upon the execution of this Lease by both the Landlord and the Tenant and the delivery of a fully executed copy of this Lease (and, if an Indemnification Agreement is attached to this Lease, the Indemnification Agreement) by the Landlord to the Tenant. Upon the Tenant signing and providing the Lease to the Landlord, the Tenant shall be deemed to have made an offer to lease the Premises on the terms contained in such Lease which offer shall be irrevocable for a period of 30 days following the date that the Landlord receives such signed copy of the Lease.

20.14	References to Statutes

Any reference to a statute in this Lease includes a reference to all regulations made pursuant to such statute, all amendments made to such statute and regulations in force from time to time and to any statute or regulation which may be passed and which has the effect of supplementing or superseding such statute or regulations.

20.15	Approval in Writing

Wherever the Landlord’s consent is required to be given under this Lease or wherever the Landlord must approve any act or performance by the Tenant, such consent or approval, as the case may be, shall not be effective unless same is in writing.

20.16	Time

Time shall be of the essence of this Lease and every part of it, except as may be expressly provided to the contrary in this Lease, and no extension or variation of this Lease shall operate as a waiver of this provision. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Lease, unless this Lease provides to the contrary, the date which is the reference date in calculating such period shall be excluded.

20.17	No Adverse Presumption

This Lease has been negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Lease.

20.18	Successors

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties. No rights, however, shall enure to the benefit of any Transferee of the Tenant unless the Transfer to such Transferee has been effected in accordance with the provisions of Article 13.00.

IN WITNESS WHEREOF the parties have executed this Lease.

Lisgar Development Limited			Ehave Inc.

Per:	/s/ Grant Gorchynski		Per:	/s/ Prateek Dwivedi
	Name:	Grant Gorchynski		Name:	Prateek Dwivedi
	Title:	Chief Operating Officer		Title:	CEO

SCHEDULE A

LEGAL DESCRIPTION OF THE LANDS

LT C & F, BLK 8, PL 1; PT LT B, BLK 8, PL 1, PART 4, 19, 20, 20R3220; OAKVILLE

SCHEDULE B

DIAGRAM OF THE PREMISES’ LOCATION

15'-0½"
18'-2½"
29'-4½"
15'-7½"
9'-5"
SUITE 204
9'-7½"
9'-10"
17'-4½"
9'-7½"
10'-0½"
24'-2"

SUITE 204

USABLE		RENTABLE	
1,462	SQ. FT.	1,636	SQ. FT.

PREPARED FOR:
LISGAR DEVELOPMENT LTD.

LOCATION:
SECOND FLOOR: SUITE #204
277 LAKESHORE ROAD EAST
OAKVILLE, ONT.

NORTH:

PREPARED BY:
MEASURE DRAW CERTIFY
G. BLAIN: 905 469-0069

DATE: JAN 24, 2018

FILE # LIS277-2

SCALE: NOT TO SCALE

SCHEDULE C

LANDLORD’S WORK

The Landlord shall provide the Premises “as is” to the Tenant at Lease commencement, but agrees to, at its sole expense and to a standard consistent with the Building, complete the following work in the Premises in a good workmanlike manner and in accordance with all requirements of applicable laws, by-laws, building codes, rules and regulations.

(a)	Supply and install four (4) paint grade doors, passage locksets and hinges and paint doors to match existing door color;

(b)	Steam clean carpets throughout entire suite;

(c)	Repair minor deficiencies in the kitchen area (ie. loose backsplash, re-install sink);

(d)	Interior touch up painting throughout the suite;

(e)	The Landlord will look into reactivating the key access scan system any cost associated with such reactivation shall be at the cost of the Tenant.

(f)	Landlord shall ensure all electrical, lighting and ceiling systems, HVAC, and mechanical systems are in good working order;

(g)	Landlord shall leave the Premises clean and free of rubbish.

All data wiring shall be the responsibility of the Tenant.

SCHEDULE D

TENANT’S WORK

The Tenant’s Work consists of such work, other than the Landlord’s Work, that the Tenant requires to be made to or in the Premises in order for the Tenant to be able to carry on its business operations in the Premises. Without limiting the generality of the foregoing, the Tenant’s Work includes the following:

(REFERENCE SECTION 2.6)

SCHEDULE E

RULES AND REGULATIONS

1.	The Landlord may prohibit any persons from entering the Building except during Normal Business Hours unless such person has a key to the premises to which such person seeks entry or a pass in a form to be approved by the Landlord. Any person who is permitted to enter the Building at any time other than during Normal Business Hours shall register in the manner prescribed by the Landlord. The Landlord shall be under no responsibility for failure to enforce this rule.

2.	Any areas of the Building not set aside for leasing from time to time by the Landlord shall be used only for their intended purposes. The Tenant shall not use any entrance or exits, passageway, corridor, lobby, sidewalk, ramp, stairway, escalator or elevator except for ingress to and egress from the Premises. The Tenant shall not obstruct such areas in any way and shall not deposit any footwear, waste, garbage or refuse therein. The Landlord may remove at the expense of the Tenant any such obstruction without notice or obligation to the Tenant. The Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

3.	All plumbing fixtures shall be used only for their intended purposes and no sweeping, rubbish, rags, ashes or other substances shall be thrown therein. The Tenant shall not permit any toilet or drain to be obstructed. Taps shall be turned off when not in use.

4.	The Premises may not be used for any residential purpose including sleeping accommodation and cooking, the storage of any personal effects or articles not required for the use of the Premises in accordance with the Lease or the storage of any inflammable, explosive or dangerous materials.

5.	No birds or animals may be kept on the Premises or brought into the Building. No musical instruments or sound producing equipment or amplifier may be operated in a manner which may be heard outside the Premises.

6.	No drapes or window coverings may be installed on any exterior windows of the Premises without the prior written consent of the Landlord. Any drapes or window coverings so approved must not interfere with the climate control central system of the Building and must present a uniform exterior appearance for the Building.

7.	The Tenant shall not obstruct or interfere with access to janitorial and electrical closets or heating, ventilating or air-conditioning ducts or equipment in the Premises. In the event of any such obstruction or interference the Tenant will be responsible for the cost of providing access to the same.

8.	The Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day.

9.	The Tenant shall not mark, drill into, bore or cut or in any way damage or deface the walls, ceilings or floors of the Premises. No wires, pipes or conduits shall be installed in the Premises without the prior written approval of the Landlord. No broadloom or carpeting shall be affixed to the Premises by means of a non-soluble adhesive or similar product. The Tenant shall at its own expense install and maintain pads to protect any carpet in the Premises under all furniture so that the furniture does not crush the carpet.

10.	No safe, heavy equipment, bulky materials or office furniture or equipment shall be brought into or removed from the Building except during such hours and by such means as the Landlord may approve. The Landlord may prohibit the installation in the Premises of any safe or equipment which exceeds the load-bearing capacity of the floor of the Premises.

11.	No machine dispensing food, beverage or merchandise for sale shall be installed in the Premises without the prior written approval of the Landlord which may be arbitrarily withheld. No food, beverage or merchandise shall be delivered to the Premises except during such hours and by persons authorized by the Landlord.

12.	The Tenant shall not hinder or prevent window cleaners from cleaning the windows of the Premises during Normal Business Hours.

13.	The directory board for the Building, the style thereof and the lettering thereon and the manner and order in which the names are displayed thereon shall be within the sole discretion of the Landlord.

14.	No cleaning, maintaining, replacement or servicing of the whole or any part of the Premises including electric lighting fixtures shall be done or performed by any person or persons other than persons employed by the Landlord. Only Building standard fluorescent tubes may be used in the Premises.

15.	No additional locks may be placed upon, nor shall changes be made to the existing locks in any doors of the Premises without the prior written consent of the Landlord. All additional locks must conform to the master keying system for the Building established by the Landlord. Additional keys to the door locks shall be obtained from the Landlord at the cost of the Tenant.

16.	The Tenant may use, in common with the other tenants of the Building, any mail chute and mail box in the Building provided that such use is entirely at the Tenant’s own risk and that the Landlord will not be liable or responsible for any loss or damage resulting from or in consequence of the Tenant’s use of such mail chute or mail box.

17.	All loading and unloading of goods shall be done only at such times, in the areas and through the entrances designated for such purposes from time to time by the Landlord. Any movers or moving company moving furniture or equipment in or out of the Premises shall be approved of by the Landlord and shall make prior arrangements with the Landlord as to the times of such moving of furniture or equipment. The Tenant shall ensure and guarantee the prompt payment to the Landlord for the cost of repairing any damage in the Building caused by such movement of furniture or equipment.

18.	In so far as these Rules and Regulations in this Schedule may be in conflict with provisions contained in the remainder of the Lease, the provisions in the remainder of the Lease shall govern.

SCHEDULE F

INDEMNIFICATION AGREEMENT

Intentionally Deleted

SCHEDULE G

INSURANCE CERTIFICATE

TO:	Lisgar Development Limited (the “Landlord”)

RE:	Ehave Inc. (the “Insured”) - Lease made as of April 6th, 2018 (the “Lease”) between the Landlord and the Insured for Premises known as 277 Lakeshore Road, Suite 203 (the “Premises”)

The undersigned hereby certifies, on behalf of and as agent for _______________________________ (the “Insurer”), that:

the undersigned and the Insurer have received and reviewed the Lease;

the Insured has taken out the insurance required by section 12.1 of the Lease and that such insurance complies with the requirements of section 12.1 of the Lease; and

the Landlord may rely upon this Certificate as being binding on the undersigned and the Insurer.

The undersigned also certifies that it has the express right and authority to bind the Insurer to the terms of this Insurance Certificate. Execution of this Insurance Certificate may be evidenced by way of a faxed or a photocopied signed copy of this Insurance Certificate or other electronically transmitted signed copy of this Insurance Certificate and any such signature on such copy of this Insurance Certificate will be deemed to constitute an originally signed copy of this Insurance Certificate.

Dated ___________________

_________________________ [Name of insurance broker],

as agent for _________________________ [Name of Insurance Company]

Per:____________________________________

SCHEDULE H

AUTHORIZATION

Intentionally Deleted

SCHEDULE I

SPECIAL PROVISIONS

1.	Interpretation

In this Schedule I, all references to: a section is deemed to refer to the applicable section of the Lease to which this Schedule I is attached; and, a paragraph is deemed to refer to the applicable paragraph of this Schedule I.

2.	Conditions to Exercise of Rights

The Tenant may only exercise its rights if:

(a)	the Tenant is not in default of any of the Tenant’s Covenants;

(b)	the Tenant has not become insolvent or bankrupt, and has not made any assignment for the benefit of creditors and has not, becoming bankrupt or insolvent, taken the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors;

(c)	a petition in bankruptcy has not been filed against the Tenant and a receiving order has not been made against the Tenant, and no proceedings have been commenced respecting the winding up or termination of the existence of the Tenant; and

(d)	no receiver or other person has taken possession or effective control of the assets or business of the Tenant or a substantial portion thereof pursuant to any security or other agreement or by any other means whatsoever, and there are no outstanding writs of execution against the Tenant.

3.	Right to Extend the Term

(a)          The Tenant may extend the Term for an additional period of five (5) years (such extended period being called the “Extended Term”), provided that:

(i)	it is entitled to do so pursuant to paragraph 2; and

(ii)	it advises the Landlord in writing that it wishes to extend the Term not more than 12 months and not less than 6 months prior to the expiration of the original Term, failing which this right to extend shall be rendered null and void.

(b)         If the Tenant exercises its right to extend the Term in accordance with the foregoing, the Lease shall be read as if the original Term was for a period of seven (7) years commencing on the Commencement Date and:

(i)	the Minimum Rent during the Extended Term will be the prevailing fair market rental value of the Premises for a term commensurate with the Extended Term determined as of the commencement of the Extended Term, as established by the mutual agreement of the Landlord and the Tenant. If the Minimum Rent for the Extended Term has not been mutually agreed upon by the Landlord and the Tenant at least 3 months prior to the commencement of the Extended Term, the Minimum Rent for the Extended Term will be determined by arbitration by a single arbitrator chosen by the Landlord and the Tenant, and if they cannot agree upon the arbitrator within 5 days after the written request for arbitration by either party to the other, either party may apply to a judge for the appointment of an arbitrator in accordance with the provisions of the Arbitration Act, 1991 (Ontario). The provisions of the Arbitration Act, 1991 will govern the arbitration and the arbitrator’s decision will be final and binding on the parties. The arbitrator will be instructed to render its decision no later than 15 days prior to the commencement of the Extended Term. If the Minimum Rent for the Extended Term has not been determined by the commencement of the Extended Term, then:

(A)	the Tenant shall pay the Minimum Rent being requested by the Landlord; and

(B)	upon the Minimum Rent for the Extended Term being determined, any adjustments in Minimum Rent will be made effective the commencement of the Extended Term and will be paid by the relevant party within 15 days following the date of such determination.

All documents and proceedings with respect to the arbitration are to be kept confidential by each of the parties. Each party is responsible for its own costs in connection with the arbitration and the costs of the arbitrator will be shared equally by the parties; and

(c)	For clarity, upon the Tenant exercising its within right to extend the Term:

(i)	the Tenant will not be entitled to further extend the Term;

(ii)	the Landlord will not be required to perform the Landlord’s Work, if any, and the Tenant will not be required to perform the Tenant’s Work; and

(iii)	the Tenant will not be entitled to any fixturing period, leasehold improvement allowance, tenant inducement or rent free period.

(d)          The exercise of the within right to extend is solely within the control of the Tenant and nothing contained in this Lease, including, without limitation, this Schedule, obligates or requires the Landlord to remind the Tenant to exercise the within right to extend.

4.	Option to Expand/Right of First Refusal

Provided the Tenant is not in default, the Tenant shall have the right of first refusal to lease contiguous premises located next door (Suite 207) on an “as is” basis (hereinafter referred to as the “Additional Premises”), in accordance with and subject to the provisions of this paragraph. Prior to offering the Additional Premises to any other party, the Landlord will provide the Tenant notice of the Additional Premises that it wishes to let, the date it will be available for occupancy and the term for which the Landlord intends to let such premises. The Tenant will have ten (10) Business Days following its receipt of the Landlord’s notice in which to decide whether or not it wishes to take such premises and lease on the terms and conditions set out in the Landlord’s notice. If within the ten (10) business day period the Tenant does not enter into an agreement to lease the Additional Premises for a term beginning immediately upon such premises becoming available, the Landlord will be free to let such premises to a third party.

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